                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)

     [X] Filed by the Registrant
     [ ] Filed by a Party other than the Registrant
     Check the appropriate box:
     [X] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only
                                               (as permitted by Rule
                                               14a-6(e)(2))
     [ ] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                               REXENE CORPORATION

                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:  $

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                                PRELIMINARY COPY

                           [REXENE CORPORATION LOGO]

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                                 APRIL 30, 1997

     Please take notice that a Special Meeting of Stockholders of Rexene Corporation, a Delaware corporation, will be held at the offices of The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, on Wednesday, April 30, 1997 at 11:00 a.m. local time to consider and vote upon the following matters, all of which are more completely set forth in the accompanying Proxy Statement.

     The items of business for the Special Meeting are:

     (1) A proposal by Mr. Guy P. Wyser-Pratte, Wyser-Pratte & Co., Inc. and Spear, Leeds & Kellogg (collectively, the "Wyser-Pratte Group") to remove from office all of the incumbent directors of the Company (the "Director Removal Resolution");

     (2) The election of directors of the Company to fill the vacancies created in the event that the Director Removal Resolution is approved ( the "Election of Directors Resolution");

     (3) A proposal by the Wyser-Pratte Group to amend the Amended and Restated By-laws of the Company (the "By-laws") in a number of respects to facilitate the Director Removal Resolution and the election of the Wyser-Pratte Group's nominees for election to the Board (the "Facilitating By-laws Resolutions");

     (4) A proposal by the Wyser-Pratte Group to amend the By-laws to set a time limit on certain actions by the Company in response to a takeover offer unless approved by stockholders (the "Stockholder Rights Resolution");

     (5) A proposal by the Wyser-Pratte Group to amend the By-laws to elect that the Company not be governed by Section 203 of the Delaware General Corporation Law (the "Business Combination Statute Resolution");

     (6) An omnibus resolution proposed by the Wyser-Pratte Group setting the order in which the resolutions will be voted upon by the stockholders at the Special Meeting (the "Omnibus Resolutions");

     (7) A proposal by the Rexene Board of Directors to grant the Rexene Board the authority to implement the second $50 million part of the Company's $85 million stock repurchase program (the "Stock Repurchase Proposal").

     Only stockholders of record at the close of business on April 18, 1997 are entitled to receive notice of, and to vote at, the Special Meeting and any adjournment thereof.

     The second item of business will be withdrawn if stockholders reject the Director Removal Resolution.

     Your Board of Directors unanimously urges you to vote:

          - AGAINST items (1), (3), (4), (5) and (6); and

          - FOR items (2) and (7)

     by signing, dating and returning the enclosed WHITE Special Meeting proxy card in the enclosed postage-prepaid envelope.

     PLEASE SIGN, DATE AND RETURN THE ENCLOSED WHITE SPECIAL MEETING PROXY CARD REGARDLESS OF WHETHER YOU HAVE PREVIOUSLY SIGNED ANY PROXY CARD SENT TO YOU BY THE WYSER-PRATTE GROUP.

                                            By order of the Board of Directors

                                            Bernard J. McNamee
                                            Secretary

Dallas, Texas
April   , 1997

                            YOUR VOTE IS IMPORTANT.
                   PLEASE COMPLETE, SIGN, DATE AND RETURN THE
             ENCLOSED WHITE SPECIAL MEETING PROXY CARD IMMEDIATELY.

                                PRELIMINARY COPY

                           [REXENE CORPORATION LOGO]

                                5005 LBJ FREEWAY
                              DALLAS, TEXAS 75244
                             ---------------------

                                PROXY STATEMENT

                        SPECIAL MEETING OF STOCKHOLDERS
                                 APRIL 30, 1997
                             ---------------------

     This Proxy Statement and the accompanying WHITE Proxy Card are being furnished to holders of outstanding shares of common stock, par value $.01 per share ("Common Stock"), of Rexene Corporation, a Delaware corporation ("Rexene" or the "Company"), in connection with the solicitation by the Board of Directors of the Company (the "Board") of proxies for use at the special meeting of stockholders of the Company (the "Special Meeting") to be held on Wednesday, April 30, 1997, at 11:00 a.m. local time at the offices of The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, or at any adjournment or postponement thereof. The Special Meeting is being called pursuant to the request of holders of a majority of the outstanding shares of Common Stock as permitted by the Restated Certificate of Incorporation of the Company following a solicitation of Appointments of Designated Agents by a group comprised of Mr. Guy P. Wyser-Pratte ("Wyser-Pratte"), Wyser-Pratte & Co., Inc. ("WPC") and Spear, Leeds & Kellogg ("Spear Leeds" and, together with Wyser-Pratte and WPC, the "Wyser-Pratte Group"). The Board has fixed April 18, 1997 as the record date for determining stockholders entitled to notice of and to vote at the Special Meeting (the "Record Date"). This Proxy Statement and the enclosed WHITE Proxy
Card are first being mailed to stockholders on or about April   , 1997.

     At the Special Meeting, stockholders will consider and vote upon two groups of proposals made by the Wyser-Pratte Group and opposed by the Board (the "Wyser-Pratte Proposals"). One group of proposals would (i) remove all of the members of the Board (the "Director Removal Resolution") and (ii) fill four of the resulting vacancies with nominees of the Wyser-Pratte Group (the "Election of Directors Resolution" and, together with the Director Removal Resolution, the "Director Replacement Proposals"). According to the Proxy Statement filed by the Wyser-Pratte Group with the Securities and Exchange Commission (the "SEC") on
March   , 1997 (the "Wyser-Pratte Proxy Statement") and Amendment No. 2 to their
Schedule 13D with respect to the Common Stock, the Wyser-Pratte Group anticipates that such nominees following their election would elect Mr. Werner Goeckel to the Board and cause the Board to reduce its size to a total of five directors (or six directors if Andrew J. Smith, the current Chairman of the Board and Chief Executive Officer of the Company, is offered and accepts an invitation to remain as the Chief Executive Officer and a director of the Company). Another group of proposals would amend the Amended and Restated By-laws of the Company (the "By-laws") to (i) clarify the right of stockholders to fill vacancies on the Board and change the stockholder vote required to fill such vacancies, eliminate the advance notification requirement for stockholder nominations of directors at special meetings, reduce the size of a quorum for action by the Board, give the Chairman of the Board the status of an officer of the Company and authorize the stockholders to appoint the Chairman, and repeal any by-law amendments adopted by the Board since October 1, 1996 (the "Facilitating By-laws Resolutions"), (ii) set a time limit on certain actions by the Company in response to certain takeover offers unless approved by stockholders (the "Shareholder Rights Resolution") and (iii) elect that the Company not be governed by Section 203 of the Delaware General Corporation Law (the "DGCL") (the "Business Combination Statute Resolution" and, together with the Facilitating By-laws Resolutions and the Shareholder Rights Resolution, the "By-laws Proposals"). Stockholders also will consider and vote at the Special Meeting on an omnibus resolution setting the order in which the resolutions will be voted upon by the stockholders at the Special Meeting (the "Omnibus Resolution"). See "The Wyser-Pratte Proposals."

     In addition, at the Special Meeting, stockholders will consider and vote upon the Company's proposal to grant the Rexene Board the authority to implement the second $50 million part of the Company's $85 million stock repurchase program (the "Stock Repurchase Proposal"). It currently is contemplated that, if approved by stockholders, any such repurchases would be funded through the issuance of a new series of preferred stock of the Company. See "The Stock Repurchase Proposal."

     YOUR BOARD OF DIRECTORS UNANIMOUSLY AND VIGOROUSLY OPPOSES THE WYSER-PRATTE GROUP'S SOLICITATION OF PROXIES AND URGES YOU NOT TO SIGN ANY GOLD PROXY CARD SENT TO YOU BY THE WYSER-PRATTE GROUP. WHETHER OR NOT YOU HAVE PREVIOUSLY EXECUTED A GOLD PROXY CARD SENT TO YOU BY THE WYSER-PRATTE GROUP, THE BOARD URGES YOU TO SIGN, DATE AND DELIVER THE ENCLOSED WHITE PROXY CARD AS PROMPTLY AS POSSIBLE, BY FAX OR BY MAIL (USING THE ENCLOSED ENVELOPE), TO D.F. KING & CO., INC., 77 WATER STREET, NEW YORK, NEW YORK, 10005-4495.

     If your shares of Common Stock are held in the name of a bank, broker or other nominee, you are urged to contact the person responsible for your account and direct him or her to execute a WHITE Proxy Card on your behalf.

     If you have any questions concerning the Company's solicitation, please contact D.F. King & Co., Inc., Toll-Free, at 1-800-714-3310.

                         BACKGROUND OF THE SOLICITATION

     On July 17, 1996, Jon Huntsman, Chairman and Chief Executive Officer of Huntsman Corporation ("Huntsman"), telephoned Ilan Kaufthal, a member of the Board of Directors of the Company and a managing director of Schroder Wertheim & Co. Incorporated, the Company's financial advisor ("Schroder Wertheim"), to inform Mr. Kaufthal that Huntsman intended to make a proposal to acquire all of the outstanding shares of Common Stock. On July 18, 1996, Mr. Smith received from Mr. Huntsman a letter containing an unsolicited proposal to acquire the outstanding shares of Common Stock at $14 per share in a merger transaction subject to financing and due diligence.

     The Board, together with its legal and financial advisors, met to review the Huntsman proposal and determine an appropriate response. After carefully considering a wide range of factors, including the market valuation of the Common Stock, the condition of the commodity chemical industry and the Company's prospects, the Board determined that the Huntsman proposal did not adequately reflect the long-term value of the Common Stock and prospects of the Company. Accordingly, the Board determined that stockholders of the Company would be better served by the Company continuing to execute its long-term business plans and strategies. On July 22, 1996, the Company issued a press release explaining the action taken by the Board and the Board's reasoning, the full text of which follows:

          Rexene Corporation (NYSE: RXN) announced today that its Board of Directors unanimously has determined to reject an unsolicited acquisition proposal by Huntsman as not being in the best interest of Rexene and its shareholders.

          Andrew Smith, Rexene's Chairman and Chief Executive Officer, said that the Board considered a wide range of factors, including the historical and present market valuation of the Company's Common Stock, the present condition of the commodity chemical industry and the Company's future prospects in reaching its conclusions. "The Board has determined that this is not a propitious time to engage in this type of a transaction," said Mr. Smith. "Huntsman's proposal appears to represent a unilateral attempt to acquire Rexene in a transaction that is harmful to the best interest of Rexene's shareholders and customers and that only benefits Huntsman."

          "The Company's financial performance has not yet begun to reflect the substantial benefits expected from our capital expenditure program and we believe the Company and its shareholders will be far better served by continuing our current strategic plan to create shareholder value as an independent public company," Mr. Smith said. "We believe that implementing our long-term strategic plan beginning with the introduction of REXflex(R) polymers in the fourth quarter this year and culminating with the start-up in 1998 of the first 'compact process' linear low density polyethylene plant in the United States will realize a far greater financial return to our shareholders than the Huntsman offer."

          The Board's decision followed a meeting at which the directors received and considered a report by the Company's financial advisor, Schroder Wertheim.

          Rexene Corporation, through its Rexene Products and CT Film divisions, manufactures thermoplastic resins and plastic film. Headquartered in Dallas, Texas, the Company has manufacturing facilities in Texas, Wisconsin, Georgia, Delaware, Utah and in England.

     On July 25, 1996, Mr. Smith sent a letter to the stockholders of the Company explaining the Board's reasons for rejecting Huntsman's proposal. The Board also communicated its determination and reasons directly to Mr. Huntsman.

     On August 1, 1996, while the Board was meeting, Mr. Huntsman delivered another letter to Mr. Smith in which Huntsman then proposed to acquire all of the outstanding shares of Common Stock for $15 per share in a merger transaction purportedly not subject to due diligence or financing. On August 2, 1996, the Rexene directors met with its financial and legal advisors to review Mr. Huntsman's revised proposal. At that meeting, the Board unanimously determined that the revised proposal was not in the best interests of the Company and its stockholders. The directors based their decision in part upon their belief that Rexene would generate increased value to stockholders through the profitable growth of Rexene's specialty businesses aided by the

Company's ongoing strategic investment program. The Board's determination and reasoning were publicly disclosed in a press release issued by the Company later that same day. At that meeting, the Rexene directors determined that it would be beneficial and appropriate to explore whether any person or group, in addition to Huntsman, might be interested in engaging in a mutually beneficial business combination or other appropriate transaction with the Company. Accordingly, at that meeting the Board directed management, with the assistance of Schroder Wertheim, to develop a list of companies that would likely have an interest in acquiring the Company. During the first two weeks of August 1996, six investment firms and companies were contacted by the Company, three of which subsequently executed confidentiality/standstill agreements with the Company for the purpose of conducting a due diligence review of the Company.

     On August 20, 1996, Huntsman issued a press release announcing that it was dropping its proposal to acquire the Company. The press release quoted Mr. Huntsman as stating "I'm washing my hands of the entire matter. Huntsman Corp. is not interested in pursuing further negotiations nor in commencing an unsolicited tender offer at this time. It is simply not worth the aggravation." The Huntsman press release also indicated that its decision came after Schroder Wertheim had indicated to Mr. Huntsman that the Board would reject bids substantially above Huntsman's $15 per share proposal.

     On August 26, 1996, Schroder Wertheim issued a press release stating that, contrary to statements contained in Huntsman's August 20 press release, representatives of Schroder Wertheim never told Mr. Huntsman or anyone else that the Board would reject higher bids.

     During August, September and October 1996, the Company and its representatives met with the companies that had executed a confidentiality/standstill agreement with the Company. The Company urged these companies to complete their due diligence review of the Company and, if they remained interested in a transaction at that time, to submit their best proposal for consideration by the Board.

     At Mr. Huntsman's request, Messrs. Smith and Kaufthal also traveled to Salt Lake City to meet with Mr. Huntsman on September 16, 1996. At that meeting, Mr. Huntsman indicated that he would not make an offer for the Company that was not supported by the Board, but that he was still interested in acquiring the Company. Mr. Huntsman asked that Mr. Smith present to him some ideas about combining parts of Huntsman's businesses with the Company's businesses. Mr. Smith indicated that he would report that request to the Rexene directors, and if they concurred, he would meet again with Mr. Huntsman some time in mid to late October. The Board, at a meeting held on September 26, 1996, directed Mr. Smith to meet again with Mr. Huntsman.

     On October 15, 1996, the Wyser-Pratte Group filed a joint Schedule 13D with the SEC (the "Schedule 13D") relating to the Common Stock. In the Schedule 13D, the members of the Wyser-Pratte Group reported that they intended to take certain actions, including calling a special meeting of stockholders of the Company, in order to remove all or a majority of the current directors of the Company, amend the Bylaws, if necessary, to clarify the right of stockholders to fill vacancies on the Board and replace the directors who had been removed with directors nominated by the Wyser-Pratte Group. In addition, the Wyser-Pratte Group disclosed that it intended to submit to the stockholders of the Company proposed amendments to the Bylaws which would (i) require that the Board terminate defensive measures against a fully financed cash offer after 90 days, unless the stockholders of the Company vote to support the Board's policy of opposition to such offer and (ii) provide that the Company shall not be governed by Section 203 of the DGCL.

     On October 17, 1996, Mr. Smith and representatives of Schroder Wertheim met with Mr. Huntsman and another representative of Huntsman as a follow-up to the September 16, 1996 meeting. At this meeting, Mr. Huntsman stated that the acquisition of the Company was no longer as important to Huntsman's business as he visualized several months earlier, but that he might be willing to consider a transaction at no more than $15.50 per share of Common Stock so long as the Board did not oppose such an offer. In the view of Mr. Smith and the Schroder Wertheim representatives, Mr. Huntsman did not express any urgent interest in pursuing a transaction. Following the meeting, Mr. Smith asked the Company's general counsel to furnish to Huntsman a copy of the Company's form of confidentiality/standstill agreement for execution so that the Company could provide Huntsman and its representatives with non-public information to facilitate a due diligence review by Huntsman of the Company.

     On October 29, 1996, the Company received from Mr. Huntsman a letter in which he (i) indicated that Huntsman would not execute a confidentiality/standstill agreement with the Company and (ii) proposed that Huntsman acquire all of the outstanding shares of Common Stock at $16 per share. Mr. Huntsman's letter stated that the Huntsman offer was "unconditional both with respect to financing and due diligence." Later that same day, Mr. Smith telephoned Mr. Huntsman to request the details of Huntsman's proposal and a draft merger agreement for review by the Board and the Company's counsel.

     On November 1, 1996, the Company's counsel received a draft merger agreement from Huntsman's counsel.

     On November 4, 1996, the Board of Directors met to consider Huntsman's latest proposal, including the terms of Huntsman's draft merger agreement. The Rexene directors determined that Huntsman's proposal was unacceptable for the following reasons:

     - Huntsman had no financing for its proposal

     - Huntsman's proposal was subject to numerous conditions and, in the Board's view, not likely to lead to a transaction in the near term, even if financing was obtained

     - The proposal prohibited the Company from continuing to implement its capital expenditure program and placed other unacceptable restrictions on the Company's ability to operate during the pendency of the transaction

     - In the Board's view, the value of the Company could be materially diminished over the long period of time contemplated by the proposal

     - Huntsman's proposal contained demands for "lock-up" stock options and "break-up" fees that, in the view of the Company's counsel, were illegal under Delaware law

     The Board unanimously determined that Mr. Smith should contact Mr. Huntsman and advise him that the Board believed that Huntsman should increase the purchase price it was proposing and modify the terms of its proposal to make the accomplishment of a transaction more certain for the Rexene stockholders. In addition, the Company's counsel was instructed to communicate the Board's position to Huntsman's counsel.

     The next day, Mr. Smith telephoned Mr. Huntsman to discuss the terms of Huntsman's proposal. After Mr. Smith informed Mr. Huntsman of the Board's position concerning the structure of his proposal, Mr. Huntsman indicated that he was not prepared to discuss any points and that he was no longer interested in acquiring the Company.

     Notwithstanding Mr. Huntsman's previous telephone conversation with Mr. Smith, on November 8, 1996, Huntsman's counsel contacted the Company's counsel and indicated that they would like to meet to discuss the draft merger agreement. Huntsman's and the Company's counsel met later that day and discussed their respective views concerning the draft merger agreement and the Huntsman proposal.

     On November 12, 1996, the Company received from Mr. Huntsman a letter in which Mr. Huntsman expressed disappointment with the Board's unwillingness to accept Huntsman's latest proposal. On November 15, 1996, Mr. Smith faxed a letter to Mr. Huntsman which communicated the Board's views regarding the defects in his proposal.

     The Company has received only a brief response from Mr. Huntsman to Mr. Smith's letter of November 15, 1996, which did not contain any substantive information.

     During October and November 1996, the Company was advised by the various parties who had executed confidentiality/standstill agreements with the Company that no parties were interested in making a firm proposal to acquire all of the outstanding shares of Common Stock.

     On November 29, 1996, the publication "Chemical Week Executive Edition" reported Mr. Huntsman as saying that Huntsman could still be interested in the Company, "but not with the existing directors and

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

officers." A December 9, 1996 article in "Mergers and Restructuring" reported that a Huntsman spokesman had reaffirmed Huntsman's interest in acquiring Rexene.

     On December 23, 1996, the Board met again and confirmed its position that although it believes a $16 per share price does not fully reflect the long-term prospects of the Company, the Board would not oppose a fully-financed cash offer to acquire all of the outstanding Common Stock on customary terms at $16 per share, as long as the offer is capable of being consummated through a tender offer or otherwise within 60 days. If such an offer were made, the Board would take all actions necessary to make the Company's stockholder rights plan (the so-called "poison pill") inapplicable to such an offer.

     On or about January 23, 1997, the Wyser-Pratte Group mailed to stockholders of the Company a definitive Solicitation Statement soliciting Appointments of Designated Agents to call the Special Meeting (the "Wyser-Pratte Solicitation Statement"). On or about January 27, 1997, the Company mailed to stockholders a Revocation Solicitation Statement soliciting revocations of Appointments of Designated Agents in opposition to the solicitation by the Wyser-Pratte Group. In February 1997, the Wyser-Pratte Group delivered to the Company executed and unrevoked Appointments of Designated Agents from the holders of the requisite number of shares of Common Stock required pursuant to the Company's Restated Certificate of Incorporation to call the Special Meeting.

     On February 27, 1997, the Board fixed April 30, 1997 as the date of the Special Meeting and April 18, 1997 as the Record Date.

     Following the publication in late 1996 and early 1997 of the Board's position relating to bona fide proposals to acquire the Company at $16 per share, the Company was contacted by four parties that previously had not held discussions with the Company and who expressed an interest in exploring a possible transaction with the Company. Two of such parties executed a confidentiality/standstill agreement with the Company for the purpose of conducting a due diligence review of the Company. No such party subsequently made a proposal to acquire all of the outstanding shares of Common Stock.

     In published statements issued on February 7, 1997 and March 17, 1997, Huntsman reaffirmed its interest in acquiring Rexene at $16 per share.

     On March 19, 1997, the Board met and further considered alternatives to maximize the value of the Common Stock. At the meeting, the Board determined that a stock repurchase program would serve the best interests of the Company and its stockholders and would be responsive to the desires of many of the Company's stockholders as expressed to management of the Company at meetings held in connection with the Company's solicitation of revocations of the Appointments of Designated Agents solicited by the Wyser-Pratte Group. Accordingly, at the meeting the Rexene directors authorized the repurchase by the Company of up to $85 million of Common Stock (the "Stock Repurchase Program"), to be implemented in two parts. The first part of the Stock Repurchase Program, which was to commence as soon as practicable, was to consist of open market repurchases funded by $35 million in borrowings under the Company's existing bank loan facility. The second $50 million part of the Stock Repurchase Program, which was to be effected by open market or privately negotiated transactions, tender offer or otherwise as determined by the Board, was to be submitted to the Company's stockholders for their consideration and approval at the Special Meeting. The Board determined that the Stock Repurchase Program would serve the best interests of Rexene's stockholders by affording to those stockholders who desire liquidity an opportunity to sell all or a portion of their shares of Common Stock. See "The Stock Repurchase Proposal."

     At the March 19, 1997 Board meeting, the Rexene directors also increased the size of the Board and elected Stephen C. Swid and Richard C. Perry to the Board, effective at the close of the Board meeting. Entities affiliated with the new independent directors own in the aggregate approximately 1.2 million shares of Common Stock, or approximately 6.6% of the outstanding shares. See "Ownership of Common Stock -- Security Ownership of Management."

     At the March 19, 1997 meeting, the Rexene directors also authorized the following public announcement made by the Company later that day: "Separately, in response to recent comments from Jon Huntsman, Rexene reiterated that its Board of Directors would not oppose an all-cash, fully-financed offer to purchase the

Company for $16 per share from Mr. Huntsman or any other party." As publicly stated on March 19, the Rexene directors will not oppose any fully-financed offer to acquire Rexene at $16 per share, regardless of whether such offer provides for a tender offer or a long-form merger transaction or would or would not be consummated within 60 days. If an offeror declines to proceed by tender offer and instead conditions its offer on the execution of a merger agreement, the Rexene directors would authorize management to execute such a merger agreement, provided it contained customary terms and conditions.

     On March 19, 1997, following the Board meeting, Arthur Goeschel resigned as a director of the Company. See "Information Concerning the Board of Directors and Executive Officers."

     Following the March 19, 1997 Board meeting, the Company commenced open market repurchases of the Common Stock pursuant to the first part of the Stock Repurchase Program. The open market repurchases were conducted pursuant to Rule 10b-18 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in order to give all stockholders the opportunity to participate, Smith Barney Inc. ("Smith Barney"), acting on behalf of the Company, was instructed not to solicit repurchases of shares. Due to the low number of shares of Common Stock available for repurchase by the Company in the open market (only 11,500 shares were purchased), the Company was unable to repurchase a significant number of shares of Common Stock following the commencement of repurchases. At a meeting on March 27, 1997 the Board discussed the status of the first part of the Stock Repurchase Program with its advisors. At the March 27 meeting, the Board authorized management to consider the advisability of a "Dutch Auction" tender offer in lieu of open market repurchases. Following the March 27 meeting, the Company suspended further open market repurchases pending a final decision with respect to the tender offer.

     On April 3, 1997, the Board authorized the making of a "Dutch Auction" tender offer by the Company to purchase up to 2,156,250 shares of the Common Stock, or approximately 11.5% of the outstanding shares of Common Stock (the "Offer"). Under the terms of the Offer, the Company will invite stockholders to tender shares of Common Stock at prices between $14 and $16 per share. Based upon the number of shares tendered and the prices specified by the tendering stockholders, the Company will determine the single per share price within that price range that will allow the Company to purchase 2,156,250 shares or such lesser number of shares as are properly tendered. Pursuant to the terms of the Offer, the Company may purchase additional shares of Common Stock so long as the price for the total shares purchased does not exceed $34.5 million. The Offer will expire on May 5, 1997, unless the Offer is extended. Consistent with the Company's desire to make the Stock Repurchase Program available to all stockholders, the Offer, in accordance with the requirements of the Exchange Act, will not discriminate among stockholders and will be open to all stockholders who desire to sell their shares pursuant to the terms of the Offer (except that pursuant to the terms of the Offer and applicable rules odd lot holders will not be subject to proration). The Company expects to fund the offer from the Company's existing long term credit facilities. The Company publicly announced the Offer on April 3, 1997 and commenced the Offer on April 4, 1997.

     Stockholders who wish to tender shares of Common Stock pursuant to the Offer may nevertheless vote those shares at the Special Meeting, in any manner the tendering stockholder desires to vote, whether the shares are tendered prior to, on or after the Record Date. Stockholders should note, however, that if the Director Replacement Proposals are adopted, such an event would constitute a "change of control" and an automatic event of default under the Amended and Restated Credit Agreement dated as of April 24, 1996, among the Company, as Borrower, The Bank of Nova Scotia, as Agent (the "Agent"), and the Lenders signatory thereto (the "Banks"), as amended and supplemented effective March 14, 1997 (as so amended, the "Credit Agreement"). In such event, the lenders under the Credit Agreement could refuse to make loans to the Company necessary to purchase the shares of Common Stock in the Offer. It is a condition to the Offer that the lenders under the Credit Agreement continue to make loans available under the Credit Agreement following a change of control of the Company. If the Wyser-Pratte Group were successful in removing and replacing the Company's current directors at the Special Meeting, the Offer would not close unless the lenders under the Credit Agreement determined to continue to make loans available under the Credit Agreement or the Company at such time otherwise had available adequate funds to purchase properly tendered shares in the Offer.

                           THE WYSER-PRATTE PROPOSALS

THE DIRECTOR REPLACEMENT PROPOSALS

     Set forth below are the Wyser-Pratte Proposals to be acted upon at the Special Meeting. According to the Wyser-Pratte Proxy Statement, the Wyser-Pratte Proposals are part of an effort by the Wyser-Pratte Group to take control of the Company in order to attempt a sale of the Company. As more fully described under "-- Recommendation of the Board," the Board has determined that the Wyser-Pratte Proposals are not in the best interest of the Company's stockholders and is opposing the Wyser-Pratte Group's solicitation.

     Item 1. Director Removal Resolution. The Wyser-Pratte Group has proposed the following resolution for adoption by the Company's stockholders at the Special Meeting:

          "RESOLVED, that all of the directors of the Company, including, without limitation, any such directors purportedly elected at this Special Meeting, be, and hereby are, removed from the Board of Directors, effective immediately; provided, however, that if, notwithstanding the Omnibus Resolution, any nominees of the Soliciting Group have been elected to the Board prior to the time this Resolution is adopted, such nominees of the Soliciting Group shall not be removed from the Board (capitalized terms have the meanings set forth in the Proxy Statement of the Soliciting Group)."

     FOR THE REASONS SET FORTH UNDER "-- RECOMMENDATION OF THE BOARD," THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "AGAINST" THE DIRECTOR REMOVAL RESOLUTION.

     Item 2. Election of Directors Resolution. If the Wyser-Pratte Group succeeds in removing all of the current members of the Board pursuant to the Director Removal Resolution, stockholders will vote to elect directors to fill the resulting vacancies. If the Director Removal Resolution is adopted, the Wyser-Pratte Group has nominated Jonathan R. Macey, Robert C. Mauch, Laurence C. McQuade and James C. Pasman, Jr. for election as directors (the "Wyser-Pratte Nominees"). According to the Wyser-Pratte Proxy Statement and Amendment No. 2 to their Schedule 13D with respect to the Common Stock as filed with the SEC, the Wyser-Pratte Group anticipates that the Wyser-Pratte Nominees, if elected, would add Mr. Werner Goeckel to the Board and cause the Board to reduce its size to a total of five directors (or six directors if Mr. Smith is offered and accepts an invitation to remain as the Chief Executive Officer and a director of the Company).

     If the Director Removal Resolution is adopted, the Board has nominated each of the persons currently serving on the Board for re-election to the Board (the "Board Nominees"). Each of these individuals has previously been elected to the Board by the stockholders, except for Messrs. Swid and Perry, who were elected to the Board by the Company's directors in March 1997. See "Background of the Solicitation." For information concerning the Board Nominees, see "Information Concerning the Board of Directors and Executive Officers."

     FOR THE REASONS SET FORTH UNDER "-- RECOMMENDATION OF THE BOARD," THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" EACH OF THE BOARD NOMINEES. If the Director Removal Resolution is defeated, the Election of Directors Resolution will be deemed withdrawn and not considered at the Special Meeting.

THE BY-LAWS PROPOSALS

     Item 3. Facilitating By-Laws Resolutions. The Wyser-Pratte Group has proposed the following resolutions for adoption by the Company's stockholders at the Special Meeting:

          "RESOLVED, that in accordance with Section 7.3 of the By-laws of the Company, the stockholders of the Company hereby amend the By-laws by deleting Section 2.5(b) of the By-laws in its entirety and replacing therewith the following:

     '(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting. Nominations of persons for election to the board of directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation's notice of meeting

     (a) by or at the direction of the board of directors or (b) by any stockholder of the Corporation who shall be entitled to vote at the meeting.' "

          "RESOLVED, that in accordance with Section 7.3 of the By-laws of the Company, the stockholders of the Company hereby amend the By-laws by deleting Section 3.4 of the By-laws in its entirety and replacing therewith the following:

     '3.4 Vacancies. Except as otherwise provided in the Certificate of Incorporation, any vacancy in the Board, whether because of death, resignation, disqualification, an increase in the number of directors, or any other cause, may be filled by vote of the majority of the remaining directors, although less than a quorum, or by the affirmative vote of a majority of the shares present in person or represented by proxy at a stockholders meeting, or by written consent of stockholders.' "

          "RESOLVED, that in accordance with Section 7.3 of the By-laws of the Company, the stockholders of the Company hereby amend the By-laws by deleting Section 3.9 of the By-laws in its entirety and replacing therewith the following:

     '3.9 Quorum and Manner of Acting. Except as otherwise provided in these Bylaws, the Certificate of Incorporation, or by law, the presence of two-fifths of the authorized number of directors shall be required to constitute a quorum for the transaction of business at any meeting of the Board, and all matters shall be decided at any such meeting, a quorum being present, by the affirmative votes of a majority of the directors present. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, provided any action taken is approved by at least a majority of the required quorum for such meeting. In the absence of a quorum, a majority of directors present at any meeting may adjourn the same from time to time until a quorum shall be present. Notice of any adjourned meeting need not be given. The directors shall act only as a Board, and the individual directors shall have no power as such.' "

          "RESOLVED, that in accordance with Section 7.3 of the By-laws of the Company, the stockholders of the Company hereby amend the By-laws by deleting Section 4.1(a) of the By-laws in its entirety and replacing therewith the following:

     '(a) The officers of the Corporation shall be a Chairman of the Board, Chief Executive Officer, a President, one or more Vice Presidents (the number thereof and their respective titles to be determined by the Board), a Secretary and a Treasurer, and such other officers as may be appointed at the discretion of the Board in accordance with the provisions of Section 4.1(b).' "

          "RESOLVED, that in accordance with Section 7.3 of the By-laws of the Company, the stockholders of the Company hereby amend the By-laws by deleting Section 4.2 of the By-laws in its entirety and replacing therewith the following:

     '4.2 Election, Term of Office and Qualifications. The officers of the Corporation shall be appointed annually by the Board at the first meeting thereof held after the election of the Board; provided, however, that if there is a vacancy in the office of Chairman of the Board of Directors, such vacancy may be filled by either the Board of Directors or the stockholders by the vote required to fill vacancies on the Board of Directors. Each officer shall hold office until such officer shall resign or shall be removed or otherwise disqualified to serve, or the officer's successor shall be appointed and qualified.' "

          "RESOLVED, that in accordance with Section 7.3 of the By-laws of the Company, the stockholders of the Company hereby amend the By-laws by deleting Section 4.6 of the By-laws in its entirety and replacing therewith the following:

     '4.6 Chairman of the Board. The Chairman of the Board shall preside as chairman at all meetings of the stockholders and the Board, unless a chairman of such meeting or meetings shall be otherwise appointed and given such duties by the Board. The Chairman of the Board shall perform all duties incident to the office of the Chairman of the Board and such other duties as may from time to time be assigned to such person by the Board.' "

          "RESOLVED, that pursuant to Section 7.3 of the By-laws of the Company, any and all amendments, to the By-laws adopted by the Board since October 1, 1996 through the date hereof, [be repealed] effective immediately (capitalized terms have the meanings set forth in the Proxy Statement of the Soliciting Group)."

     STOCKHOLDERS MUST APPROVE THE FOREGOING FACILITATING BY-LAWS RESOLUTIONS IN ORDER TO MAKE IT POSSIBLE TO IMPLEMENT THE WYSER-PRATTE'S DIRECTOR REPLACEMENT PROPOSALS. FOR THIS REASON AND FOR THE REASONS SET FORTH UNDER
"-- RECOMMENDATION OF THE BOARD," THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "AGAINST" THE FACILITATING BY-LAWS RESOLUTIONS.

     Item 4. Shareholder Rights Resolution. The Wyser-Pratte Group has proposed the following resolution for adoption by the Company's stockholders at the Special Meeting:

          "RESOLVED, that the Shareholders hereby amend the Company's By-laws by adding a new Section 7.5, which shall read as follows:

     'If an Offer is made to purchase all of the Common Stock and the Board of Directors opposes such Offer, the Board of Directors shall terminate all defensive measures against such Offer at the end of the ninetieth day after such Offer is first published or sent to security holders unless the Board of Directors' policy of opposition to such Offer is approved by a vote of a majority of the shares of Common Stock present and entitled to vote on the subject matter at a meeting of shareholders which is held on or before such ninetieth day and at which a quorum is present; provided, however, that the Board of Directors shall not be required to terminate defensive measures against such Offer at the end of such ninetieth day unless at such time such Offer has an expiration date which is at least ten business days thereafter. Notwithstanding anything to the contrary contained in Section
     2.4 of the by-laws, if the Offer is to be effected by a tender offer, unless the record date for such shareholders meeting was set prior to the date on which such Offer was first published or sent to security holders, the record date for such meeting shall be at least five business days after the date on which the Company files its statement of position with respect to such offer in accordance with Rule 14e-2 of the Securities Exchange Act of 1934, as amended. At such time as it is required, pursuant to the first sentence of this by-law, to terminate defensive measures against such Offer, the Board of Directors shall redeem the outstanding Rights under the Rights Agreement between the Company and American Stock Transfer Company, as Rights Agent, or any successor agreement. Prior to the end of such ninetieth day, unless the Board's policy of opposition to such Offer has been approved by a shareholder vote as provided in this by-law, the Board of Directors shall take such reasonable actions as are necessary to preserve the possibility of satisfying the conditions to such Offer after such ninetieth day. This Section 7.5 may be amended, altered, repealed or rescinded ("Changed") (i) by the Board only if (A) such Change is made at a meeting of the Board held in connection with an annual meeting of stockholders, (B) there is public announcement at least ninety days in advance of such annual meeting that the Board intends to make such Change and (C) the stockholders do not adopt a resolution at such annual meeting to disapprove such Change by the vote of a majority of the shares voting on such resolution or (ii) by a shareholder vote (and not by a vote of the Board) pursuant to Section 7.3 of the By-laws. An "Offer" shall mean a fully financed offer to purchase all of the Company's outstanding shares of Common Stock for cash, by means of a tender offer, merger or other transaction, at a price that satisfies either of the following two requirements: (A) such price is at least 25% greater than the average closing price of such shares on the New York Stock Exchange during the 30 days prior to the date on which such offer is first published or sent to security holders or (B) a prior offer was made to purchase all of the Common Stock during the twelve months preceding the date on which the current offer is made, and the price in the current offer is at least equal to the greater of (x) the closing price of the Common Stock on the New York Stock Exchange on the trading date next preceding the day on which the current offer is made and (y) the per share price of such prior offer.' "

     FOR THE REASONS SET FORTH UNDER "-- RECOMMENDATION OF THE BOARD," THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "AGAINST" THE SHAREHOLDER RIGHTS RESOLUTION.

     Item 5. Business Combination Statute Resolution. The Wyser-Pratte Group has proposed the following resolution for adoption by the Company's stockholders at the Special Meeting:

          "RESOLVED, that pursuant to Section 203(b)(3) of the Delaware General Corporation Law, the Shareholders hereby amend the Company's By-laws by adding a new section 7.6 which shall read as follows:

     'The corporation shall not be governed by Section 203 of the Delaware General Corporation Law."'

     FOR THE REASONS SET FORTH UNDER "-- RECOMMENDATION OF THE BOARD," THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "AGAINST" THE BUSINESS COMBINATION STATUTE RESOLUTION.

     Item 6. Omnibus Resolution. The Wyser-Pratte Group has proposed the following resolution for adoption by the Company's stockholders at the Special
Meeting:

          "RESOLVED, that the resolutions to be considered at the Special Meeting of Stockholders of Rexene Corporation to be held at the office of The Corporation Trust Company, 1201 Orange Street, Wilmington, Delaware 19801 on Wednesday, April 30, 1997, at 11:00 a.m. (the "Special Meeting") shall be presented in the following order (capitalized terms have the meanings set forth in the Proxy Statement of the Soliciting Group):

        (1) This Omnibus Resolution

        (2) The Facilitating By-laws Resolutions;

        (3) The Shareholder Rights Resolution;

        (4) The Business Combination Statute Resolution;

        (5) The Director Removal Resolution; and

        (6) The Election of Director Resolution."

     FOR THE REASONS SET FORTH UNDER "-- RECOMMENDATION OF THE BOARD," THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "AGAINST" THE OMNIBUS RESOLUTION.

RECOMMENDATION OF THE BOARD

     The Board opposes the solicitation by the Wyser-Pratte Group and recommends that stockholders vote against each of the Wyser-Pratte Group Proposals because, in its opinion:

     The proposed actions of the Wyser-Pratte Group are unnecessary:

     - As has been stated publicly by the Company, the current Rexene directors would not oppose a fully-financed cash offer to acquire all of the outstanding Common Stock at $16 per share, regardless of whether such offer provides for a tender offer or a long-form merger transaction or would or would not be consummated within 60 days.

     - The Board has publicly stated that it would take all actions that are necessary to make the Company's stockholders rights plan (the so-called "poison pill") inapplicable to an offer that meets the foregoing conditions so that the offeror could make an offer directly to the stockholders, who would then be in a position to determine whether to accept or reject the offer.

     - The Board has taken active steps to determine the interest of Huntsman and others in potential business combinations with the Company, beginning even before the Wyser-Pratte Group purchased shares of Common Stock.

     - Notwithstanding the Company's public statement regarding its intention not to oppose a fully-financed offer to acquire the Company at $16 per share, its solicitation of indications of interest and its grant of access to non-public information to a number of potential acquirors, neither Huntsman nor any other party has made a fully-financed offer to acquire the Company at $16 per share.

     The proposed Wyser-Pratte Group actions are not likely to maximize the value of the Common Stock:

     - In the Board's view, if the Wyser-Pratte Group gains control of the Board and is incapable of selling the Company at $16 per share (as the current Board has been despite its knowledge of the Company and efforts in this regard), the Wyser-Pratte nominees -- who have no current experience in managing a specialized polymer company like Rexene -- will be forced to manage the Company or sell the Company at an unacceptably low price.

     - A new Board that has only a short-term view and no experience or interest in managing a specialized polymer company is not likely to promote or sustain continued growth of the Company and the long-term value of the Common Stock.

     - The capital expenditure and improvement programs authorized by the Board and now in progress are intended to maximize stockholder value through increased cash flow and earnings in future years, yet in the Board's view the Wyser-Pratte Group has no interest in any method to maximize stockholder value other than an immediate sale.

     - In the Board's view, the Stock Repurchase Program, especially when coupled with the Company's capital expenditure and improvement programs, is a valuable tool to build stockholder value.

     - The Company's current management team has a proven track record in enhancing the value of the Company: from the end of 1993 to the end of 1996, Rexene's stock price has increased from $2.88 to $13.63, its net worth has increased from -$5 million to $169 million, its debt to total capital has decreased from 100% to 58% and its earnings (loss) per share has grown from a loss of $2.40 to earnings of $1.55.

     - Although the Board would not oppose a fully-financed offer to acquire the Company at $16 per share, the Board does not believe it currently is the optimal time to sell or auction a petrochemical and polymer company like Rexene because current stock market prices for Rexene and other companies in these industries are depressed and fail to reflect their expected long-term value.

     In addition, the Board believes that the Wyser-Pratte Proposals are not in the best interests of the Company's stockholders for the reasons described below.

     The Board believes that the adoption of the Director Replacement Proposals could have a serious detrimental effect on the financial condition of the Company and result in a substantial decrease in the value of the Common Stock. Pursuant to Section 10.01(k) of the Credit Agreement, Wyser-Pratte's attempts to replace a majority of the Rexene directors, if adopted by the stockholders of the Company at the Special Meeting, would cause a "change of control" as defined in the Credit Agreement. Pursuant to the Credit Agreement, the Agent and the Banks could cancel the Banks' obligations to make loans to the Company and/or declare the loans then outstanding under the Credit Agreement due and payable. The Company expects that the facility available under the Credit Agreement will be increased from $150 million to approximately $225 million.

     Wyser-Pratte's attempts to replace a majority of the Rexene directors, if successful, also would be a "change of control" under the Indenture, dated as November 29, 1994 (the "Senior Notes Indenture"), between the Company and Bank One, Texas, N.A., as Trustee, pursuant to which the Company's 11 3/4% Senior Notes due 2004 (the "Senior Notes") were issued. Each holder of Senior Notes would then have the right to require the Company to purchase all or any part of such holder's Senior Notes at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the date of purchase.

     If the Banks and the holders of the Senior Notes were to elect to exercise their rights as described above, the Company would have to refinance the aggregate amount of the loans under the Credit Agreement and the Senior Notes outstanding under the Indenture. The aggregate amount of such indebtedness as of March 31, 1997 was approximately $283 million. There is no certainty that the Company would be capable of arranging such financing, especially in the context of a possible sale of the Company. An inability to arrange for such financing could require the Company to seek the protection of the federal bankruptcy laws, which could have a substantial negative impact on the value of the Common Stock.

     The Wyser-Pratte Proxy Statement discloses that the Wyser-Pratte Group has no plans for the Company should the Wyser-Pratte Group gain control of the Board of Directors and thereafter fail in its efforts to sell the Company. Stockholders should consider what will happen to the value of the Common Stock if the Wyser-Pratte Group gained control of the Board but failed to sell the Company, leaving Rexene in the hands of directors who in the Board's view have no experience in the Company's current business and no strategic plan for the future and the prospect of having to refinance more than $283 million in indebtedness.

     Election of the Wyser-Pratte Nominees at the Special Meeting also could result in certain benefits becoming vested under the Company's benefit plans and agreements.

     The Board also believes that the Shareholder Rights Resolution is ill-advised and against the best interests of the Rexene stockholders. As a general matter, the Board believes that a corporation's board of directors is the proper body to evaluate the merits of takeover proposals. Stockholders may not have all the information possessed by the board of directors regarding a company's business, financial condition and future prospects. If a board determines that a sale is in the best interests of the company and the stockholders, the Rexene Board believes that it is the board, rather than the stockholders as a whole, that is better able to negotiate and conclude a transaction in a timely manner.

     In the Wyser-Pratte Proxy Statement, the Wyser-Pratte Group asserts that the Shareholder Rights Resolution is necessary because a potential buyer like Huntsman does not have the option of dealing directly with stockholders if the Board disapproves its acquisition proposal. The Rexene Board does not oppose a fully-financed offer to acquire all of the outstanding Common Stock of the Company at $16 per share. The Board also has publicly stated that it would take all actions that are necessary to make the Company's stockholder rights plan inapplicable to such an offer. Accordingly, if Huntsman were to obtain financing for his proposal, Huntsman currently could make an offer directly to the stockholders, who would then be in a position to determine whether to accept or reject the offer. In addition, the Wyser-Pratte Group's Stockholder Rights Resolution has no application to any of Huntsman's proposals, because none of them were financed.

     In addition, counsel has advised Rexene that it believes that the Shareholder Rights Resolution may be invalid as a matter of Delaware law. The Board believes that it has the affirmative legal duty under Delaware law to respond to and resist takeover attempts that it determines in good faith to be against the best interests of the Company and the stockholders. Such a duty has been set forth in a line of Delaware cases, including Unocal Corp. v. Mesa Petroleum Co., 493 A.2d 946 (1985), and Ivanhoe Partners v. Newmont Mining Corp., 535 A.2d 1334 (1987). The Wyser-Pratte Group's proposals would, by a By-law amendment, attempt to remove this legal obligation from the Board. The Board believes that such a restriction of statutory and fiduciary responsibility may not be effected through a By-law amendment under Delaware law.

     The Board of Directors believes that passage of the Business Combination Statute Resolution would not be in the best interests of the stockholders or the Company. By virtue of being incorporated in Delaware, the Company is subject to the provisions of Section 203 of the DGCL. Section 203 of the DGCL prohibits the Company from engaging in a business combination, such as a merger or consolidation, with any person who acquires 15% or more of the Common Stock (an "interested stockholder") for three years, unless the Company's Board of Directors approves the proposed business combination before the interested stockholder reaches the 15% threshold. However, this three year ban will not apply if the interested stockholder acquires 85% of the stock in the same transaction that the stockholder acquires 15% of the stock (excluding shares owned by officers and directors and certain employee stock plans). Nor will the ban apply if the business combination is approved by the Board before a potential acquiror becomes an interested stockholder or thereafter by the holders of at least two-thirds of stock not owned by the interested stockholder.
Section 203 of the DGCL permits stockholders to "opt-out" of its provisions by voting to amend the Company's Bylaws to provide that the Company elects not to be governed by Section 203 of the DGCL.

     Section 203 of the DGCL provides potential acquirors with an incentive to deal with the Board by exempting transactions approved by the Board from its coverage. Section 203 of the DGCL enhances the likelihood that stockholders will receive the benefit of Board consideration and evaluation of a takeover proposal and that any takeover proposal presented to stockholders will be favorable to all stockholders. If a prospective acquiror seeks Board approval of a proposed business combination, the Board members have a fiduciary duty to act in the best interests of stockholders in evaluating such an offer. Section 203 of the DGCL protects stockholders against inadequate offers or abusive takeover tactics employed by large stockholders.
                             ---------------------

     FOR THE REASONS SET FORTH ABOVE, YOUR BOARD OF DIRECTORS UNANIMOUSLY AND VIGOROUSLY OPPOSES THE WYSER-PRATTE GROUP'S SOLICITATION OF PROXIES AND URGES YOU NOT TO SIGN ANY GOLD PROXY CARD SENT TO YOU BY THE WYSER-PRATTE GROUP. WHETHER OR NOT YOU HAVE PREVIOUSLY EXECUTED A GOLD PROXY CARD SENT TO YOU BY THE WYSER-PRATTE GROUP, THE BOARD URGES YOU TO SIGN, DATE AND DELIVER THE ENCLOSED WHITE PROXY CARD AS PROMPTLY AS POSSIBLE, BY FAX OR BY MAIL (USING THE ENCLOSED ENVELOPE), TO D.F. KING & CO., INC., 77 WATER STREET, NEW YORK, NEW YORK, 10005-4495.

     If your shares of Common Stock are held in the name of a bank, broker or other nominee, you are urged to contact the person responsible for your account and direct him or her to execute a WHITE Proxy Card on your behalf.

                         THE STOCK REPURCHASE PROPOSAL

     In the Rexene Board's view, the Company's Stock Repurchase Program, especially when coupled with the Company's capital expenditure and improvement programs, is a valuable tool to build stockholder value. On March 19, 1997, the Rexene directors approved the $85 million Stock Repurchase Program. The first $35 million part of the program was commenced pursuant to open market repurchases and is being continued pursuant to the Offer. See "Background of the Solicitation."

     Although applicable law grants the Board the authority to implement the entire Stock Repurchase Program without stockholder approval, the Board believes it is appropriate that stockholders have the opportunity to determine whether to grant the Board the authority to implement the second $50 million part of the Stock Repurchase Program. Accordingly, the Board of Directors has proposed the following resolution for adoption by the Company's stockholders at the Special
Meeting:

          "RESOLVED, that the Rexene Board of Directors hereby is authorized to cause the repurchase by the Company of up to $50 million of the Common Stock, either through an open market repurchase program, privately negotiated transactions, tender offer or otherwise."

     If the Stock Repurchase Proposal is adopted by the Company's stockholders, the Company currently intends to promptly proceed with the issuance of a new series of preferred stock of the Company with an aggregate liquidation value of $50 million (the "Preferred Stock"). The Preferred Stock will be issued by the Company in a private placement to certain "qualified institutional buyers" (as such term is defined in Rule 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act")) and certain other institutional accredited investors. The sale of the Preferred Stock will not be registered under the Securities Act and the Preferred Stock may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. Set forth below is a brief summary of the anticipated terms of the Preferred Stock. At the time the Board approved the Stock Repurchase Program, the Board, after discussions with its financial advisors, believed it should be successful in issuing the Preferred Stock. Stockholders should note that conditions in the market for high yield securities have weakened since the time the Board approved the Stock Repurchase Program and the ability of the Company to issue the Preferred Stock, and the final terms and pricing thereof, will depend upon then prevailing market conditions.

     Dividends on the Preferred Stock will be payable quarterly out of funds legally available at a dividend rate to be agreed upon by Rexene and the initial purchasers of the Preferred Stock (the "Initial Purchasers"). The Preferred Stock will rank senior to the Common Stock as to dividends and upon liquidation. The Preferred Stock will not be redeemable prior to the fifth anniversary of the date of issuance. Thereafter, the Preferred Stock will be redeemable at the option of the Company for cash at redemption prices to be agreed upon by Rexene and the Initial Purchasers. In addition, in the event of a sale by the Company of shares of Common Stock, shares of Preferred Stock with an aggregate liquidation value of up to $17.5 million will be redeemable at the option of the Company for cash at a redemption price to be agreed upon by Rexene and the Initial Purchasers. The Preferred Stock will be mandatorily redeemable by Rexene on the tenth anniversary of the date of issuance. The holders of the Preferred Stock will not have voting rights, except to elect two directors in the event of the failure of Rexene to pay dividends on the Preferred Stock for a specified number of consecutive quarters or in certain circumstances upon a change of control of Rexene as described below or as required by law. The Company will have the option in certain circumstances to exchange the Preferred Stock for subordinated debentures of the Company. The terms of the Preferred Stock may include certain of the covenants included in the Senior Notes Indenture. Upon a change of control of the Company, (i) provided that the terms of the Company's outstanding indebtedness at the time of such change of control do not prevent such a repurchase, each holder of Preferred Stock will have the right to require the Company to repurchase all or a portion of the Preferred Stock owned by such holder at a redemption price equal to 101% of the liquidation value of such Preferred Stock and (ii) if the Company does not offer to repurchase the Preferred Stock as described in clause (i), the dividend rate on the Preferred Stock will be increased and the holders of the Preferred Stock will be entitled to elect two persons to the Board.

     If the Stock Repurchase Proposal is not approved by stockholders, the Company will not implement the second $50 million part of the Stock Repurchase Program. If the Stock Repurchase Proposal is approved by stockholders and the Company is successful in issuing the Preferred Stock or has access to alternate available funds, then repurchases of Common Stock may be made from time to time by the Company as directed by the Board in its discretion through open market or privately-negotiated transactions, tender offer or otherwise.

RECOMMENDATION OF THE BOARD

     THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE STOCK REPURCHASE PROPOSAL.

                   INFORMATION CONCERNING THE SPECIAL MEETING

     The Board has fixed the close of business on April 18, 1997 as the Record Date for the determination of the holders of Common Stock entitled to notice of and to vote at the Special Meeting. Only stockholders of record at the close of business on the Record Date will be entitled to notice of and to vote at the Special Meeting. In order to ensure that all stockholders entitled to vote at the Special Meeting receive timely notice of the Special Meeting, the Company plans to commence mailing of the notice and a copy of this proxy statement and
form of proxy on or about April   , 1997 to all stockholders of record as of a
recent date and also to provide on a daily basis notice and such materials to all persons who become stockholders of the Company through April 18, 1997. Stockholders who wish to tender shares of Common Stock pursuant to the Offer may nevertheless vote those shares at the Special Meeting, in any manner the tendering stockholder desires to vote, whether the shares are tendered prior to, on or after the Record Date.

     Each holder of Common Stock on the Record Date will be entitled to one vote for each share of Common Stock held of record upon each matter properly submitted at the Special Meeting. The presence, either in person or by proxy, of a majority of the outstanding shares of Common Stock entitled to be voted at the Special Meeting is necessary to constitute a quorum thereat. Abstentions and broker non-votes will be included in the calculation of the number of votes represented at the meeting for purposes of determining whether a quorum has been achieved. A "broker non-vote" occurs when a broker holding shares for a beneficial owner votes on one proposal pursuant to discretionary authority or instructions from the beneficial owner, but does not vote on another proposal because the broker has not received instructions from the beneficial owner and does not have discretionary power. As of March 31, 1997, there were 18,816,453 shares of Common Stock issued and outstanding.

     If the enclosed WHITE Proxy Card is properly executed and received by the Company in time to be voted at the Special Meeting, the shares of Common Stock represented thereby will be voted in accordance with the instructions marked thereon. Executed proxies with no instructions indicated thereon will be voted "AGAINST" each of the Wyser-Pratte Proposals, "FOR" the Board Nominees pursuant to the Election of Directors Resolution and "FOR" the Stock Repurchase Proposal.

     The Board is not aware of any matters other than those set forth in the Notice of Special Meeting of Stockholders that may be brought before the Special Meeting, and under the By-laws no business may be transacted at the Special Meeting other than such business as is designated in the Notice of Special Meeting of Stockholders. If any other procedural matters properly come before the Special Meeting, the persons named in the accompanying WHITE Proxy Card will vote the shares represented by all properly executed proxies on such matters in such manner as shall be determined by such persons.

     Pursuant to the DGCL and the Restated Certificate of Incorporation of the Company, (i) the adoption of each of the Omnibus Resolution, the Facilitating By-laws Resolutions and the Shareholder Rights Resolution will require the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the subject matter; (ii) the adoption of each of the Business Combination Statute Resolution and the Director Removal Resolution will require the approval of a majority of the outstanding shares of Common Stock as of the Record Date; and (iii) assuming that the Director Removal Resolution is approved, directors will be elected by the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy (if the Omnibus Resolution and Facilitating By-Laws Resolutions are approved) or a plurality vote of the shares of Common Stock present in person or represented by proxy and entitled to vote on the election of directors (if the Omnibus Resolution and Facilitating By-Laws Resolutions are not approved).

     The required vote of the stockholders of the Company on the Business Combination Statute Resolution and the Director Removal Resolution is based upon the total number of outstanding shares of Common Stock as of the Record Date. Accordingly, the abstention from voting by a stockholder and broker non-votes will have the same effect as a vote "AGAINST" the Business Combination Statute Resolution and the Director Removal Resolution. The required vote of the stockholders of the Company on the Omnibus Resolution, the Facilitating By-laws Resolutions, the Shareholder Rights Resolution and the Stock Repurchase Proposal is based upon the number of outstanding shares of Common Stock present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter. Accordingly, the abstention from voting by a stockholder will have the same effect as a vote "AGAINST" the Omnibus Resolution, the Facilitating By-laws Resolutions, the Shareholder Rights Resolution and the Stock Repurchase Proposal and broker non-votes will have the effect of reducing the number of affirmative votes required for approval of the Omnibus Resolution, the Facilitating By-Laws Resolutions, the Shareholder Rights Resolution and the Stock Repurchase Proposal. Abstentions and broker non-votes will have the same effect as votes "AGAINST" the Election of Directors Resolution (if the Omnibus Resolution and the Facilitating By-Laws Resolutions are approved) or will have no effect on voting on such resolution (if the Omnibus Resolution and the Facilitating By-Laws Resolutions are not approved).

     A proxy may be revoked prior to its being voted by: (i) delivering to the Secretary of the Company, at or before the Special Meeting, a written instrument bearing a later date than the proxy which instrument, by its terms, revokes the proxy; (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at or before the Special Meeting; or (iii) attending the Special Meeting and giving notice of revocation to the Secretary of the Company or in open meeting prior to the proxy being voted (although attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy). Any written instrument revoking a proxy should be sent to: Rexene Corporation, 5005 LBJ Freeway, Dallas, Texas 75244, Attention:
Secretary of the Corporation.

     If you have any questions concerning the Company's solicitation of proxies, or the Wyser-Pratte Group's solicitation of proxies, please contact D.F. King & Co., Inc., Toll-Free, at 1-800-714-3310.

               RECESS OR ADJOURNMENT OF MEETING AND OTHER MATTERS

     The individuals named as proxies in the form of proxy solicited by the Board of Directors may initiate and vote for proposals to recess or adjourn the Special Meeting for any reason, including to allow inspectors of the election to certify the outcome of the Wyser-Pratte Proposals or the Stock Repurchase Proposal, or to allow the solicitation of additional votes, if necessary, against the Wyser-Pratte Proposals or for the Stock Repurchase Proposal, to vote against proposals to recess or adjourn the Special Meeting, and to vote, in their discretion, upon such other procedural matters as may properly come before the Special Meeting and any adjournment or postponement thereof.

                             CERTAIN LEGAL MATTERS

     On July 23, 1996, the Company was served with a purported stockholder class action lawsuit as filed in the Chancery Court of the State of Delaware, in and for New Castle County, arising from the Company's rejection of Huntsman's unsolicited offer to purchase all of the issued and outstanding shares of Common Stock for $14.00 per share. The lawsuit names the Company and each of its directors as defendants. The complaint alleges that the defendant directors breached their fiduciary duty to stockholders by refusing to attempt in good faith to maximize stockholders value in the sale of the Company and engaging in a plan to thwart and reject offers from third parties, including Huntsman, in order to entrench management. Plaintiff seeks certification of the lawsuit as a class action, an order requiring defendants to take various actions including exposing the Company to the market place in an effort to create an auction of the Company and an unspecified amount of damages. The Company is also aware of two other similar lawsuits that are also pending in the Chancery Court. The Company believes that these lawsuits are without merit and intends to contest them vigorously.

     On February 14, 1997, the Wyser-Pratte Group filed a complaint in the Chancery Court of the State of Delaware seeking to compel Rexene to hold the Special Meeting on April 30, 1997 at 11:00 a.m. at the offices of The Corporation Trust Company in Wilmington. On March 3, 1997, after the Board announced the notice of the Special Meeting for April 30, 1997 at the time and place requested by the Wyser-Pratte Group plaintiffs, the Wyser-Pratte Group filed an amended complaint seeking to have the court set aside the record date of April 18 set by the Board in accordance with Section 213(a) of the DGCL and, instead, set March 20, 1997 as the record date for the Special Meeting. On March 7, 1997, the Company filed a motion to dismiss the Wyser-Pratte Group's amended complaint. On March 18, 1997, the court granted the Company's motion to dismiss, thereby upholding the Rexene Board's setting of April 18, 1997 as the record date for the Special Meeting. The Wyser-Pratte Group has appealed the court's decision to the Delaware Supreme Court.

      INFORMATION CONCERNING THE BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

     The table set forth below provides certain information with respect to those persons who are currently serving as directors of the Company and executive officers of the Company.

                NAME                   AGE                       POSITION
                ----                   ---                       --------
Andrew J. Smith......................  55     Chairman of the Board, Director and Chief
                                                Executive Officer
Lavon N. Anderson....................  61     Director, President and Chief Operating
                                              Officer
James R. Ball........................  54     Director
Harry B. Bartley.....................  69     Director
R. James Comeaux.....................  59     Director
William B. Hewitt....................  58     Director
Ilan Kaufthal........................  49     Director
Charles E. O'Connell.................  65     Director
Jack E. Knott........................  42     Director, Executive Vice President and
                                              President -- Rexene Products, a division of
                                                the Company
Richard C. Perry.....................  42     Director
Stephen C. Swid......................  56     Director
Jonathan R. Wheeler..................  45     Executive Vice President and President -- CT
                                              Film, a division of the Company
James M. Ruberto.....................  50     Executive Vice President -- Administration
Bernard J. McNamee...................  61     Executive Vice President, Secretary and
                                              General Counsel
Geff Perera..........................  43     Executive Vice President and Chief Financial
                                              Officer

     ANDREW J. SMITH has been Chairman of the Board of Directors since April 1996 and Chief Executive Officer and a director of the Company since March 1992. From December 1991 to March 1992, he was a private consultant. From June 1991 to December 1991, he was President and Chief Operating Officer of Itex Enterprises, Inc., an environmental remediation company. Mr. Smith also served as a consultant to Rexene from January 1991 to June 1991. Immediately prior thereto, he had been a director of Rexene since May 1988 and the President and Chief Executive Officer of Rexene since June 1988. Mr. Smith joined the Company in 1976.

     LAVON N. ANDERSON has been President and Chief Operating Officer of the Company since January 1991 and a director since February 1990. From May 1988 to January 1991, Dr. Anderson was Executive Vice President-Manufacturing and Technical of Rexene. Prior thereto, Dr. Anderson served the Company in various capacities since 1972.

     JAMES R. BALL has been a director of the Company since April 1996. He is a private investor and is engaged in private consulting. Mr. Ball served Vista Chemical Company in a number of capacities from 1984 to 1994, including Vice President, Marketing from July 1984 to August 1987, Senior Vice President, Commercial from August 1987 to February 1992, Executive Vice President and Chief Operations Officer, from February 1992 to July 1992, and President and Chief Executive Officer from July 1992 to December 1994. Prior to July 1984, Mr. Ball held various positions with Conoco since 1969. Mr. Ball is a director of The Carbide/Graphite Group.

     HARRY B. BARTLEY has served as a director of the Company since April 1995. He is currently retired. Mr. Bartley served Hoechst Celanese Corporation in a number of capacities from 1950 to 1989, including President of Celanese Chemical Co. from 1976 to 1987, President of Hoechst Celanese Chemical Group from 1987 to 1989 and director of Hoechst Celanese Corporation from 1987 to 1989.

     R. JAMES COMEAUX has served as a director of the Company since April 1995. He has served as President of Petrochemical Management, Inc., a consulting firm, since April 1993. From August 1989 to January 1993, Mr. Comeaux was President, Chief Executive Officer and Director of Arcadian Corporation, a fertilizer manufacturer. Prior to such time, Mr. Comeaux was Senior Vice President of FINA, Inc. from 1984 to 1989 and served Gulf Oil Corporation in a number of capacities from 1967 to 1984.

     WILLIAM B. HEWITT has served as a director of the Company since February 1990. He has been President of Union Corporation, a receivables management and customer service outsourcing company, since May 1995 and Chairman of the Board and Chief Executive Officer of Capital Credit Corporation, a receivables management company, since September 1991. Mr. Hewitt was Executive Vice President of First Manhattan Consulting Group, a management consulting firm, from 1980 to September 1991. He is also a director of the Union Corporation.

     ILAN KAUFTHAL has served as a director of the Company since September 1992. He has been a managing director of Schroder Wertheim since 1987. He is also a director of United Retail Group, Inc., Cambrex Corporation and Russ Berrie & Company.

     CHARLES E. O'CONNELL has served as a director of the Company since April 1995. He is currently retired. From 1985 to 1988, Mr. O'Connell served as President of the Society of Plastics Industries, a trade association. From 1964 to 1984, he served Gulf Oil Corporation in a variety of capacities.

     JACK E. KNOTT has been a director of the Company since April 1996 and Executive Vice President of the Company and President of Rexene Products since March 1995. Prior to March 1995, Mr. Knott had been Executive Vice President-Sales and Market Development of the Company since March 1992. Prior thereto, Mr. Knott was an Executive Vice President of Rexene since January 1991 and President of CT Film since February 1989.

     RICHARD C. PERRY has served as a director of the Company since March 19, 1997. Mr. Perry is President of Perry Corp., a New York based private investment management firm, which he founded in November 1988. From 1977 to 1988, Mr. Perry implemented investment strategies in the equity trading area of Goldman, Sachs & Co. He also is Chairman of the Board of FTD Corporation and a director of Radio & Records, Inc.

     STEPHEN C. SWID has served as a director of the Company since March 19, 1997. Mr. Swid has served as Chairman and Chief Executive Officer of SCS Communications, an owner and operator of diverse media properties, since late 1989. From February 1990 to January 1995, Mr. Swid was the Chairman and Chief Executive Officer of Westview Press. Prior thereto, Mr. Swid had been the Chairman and Chief Executive Officer of SBK Entertainment World, Inc., from November 1986 to May 1989. For the twelve years prior thereto, Mr. Swid had been the Co-Chairman and Co-Chief Executive Officer of Knoll International Holdings, Inc.

     JONATHAN R. WHEELER has been Executive Vice President of the Company and President of CT Film since January 1996. Prior thereto, Mr. Wheeler was Executive Vice President-Administration since April 1995. Prior thereto, Mr. Wheeler had been Senior Vice President-Administration of the Company since December 1990.

     JAMES M. RUBERTO has been Executive Vice President-Administration since January 1996. Prior thereto, Mr. Ruberto had been Executive Vice President of the Company and President of CT Film since March 1992. Prior thereto, Mr. Ruberto had been Executive Vice President-Sales and Market Development of Rexene since January 1991. From April 1989 to January 1991, Mr. Ruberto was Executive Vice President-Marketing and Business Planning of Rexene.

     BERNARD J. MCNAMEE has been Executive Vice President, Secretary and General Counsel of the Company since April 1995. Prior thereto, Mr. McNamee had been Vice President, Secretary and General Counsel of the Company since May 1993. From September 1989 to November 1992, Mr. McNamee was Vice President and General Counsel of Ferro Corporation, a multinational manufacturer of specialty materials.

     GEFF PERERA has been Executive Vice President and Chief Financial Officer of the Company since May 1996. Prior thereto, Mr. Perera had been Vice President of the Company since January 1991 and Controller since February 1989.

     On July 7, 1992, the United States Bankruptcy Court for the District of Delaware entered an order confirming a First Amended Plan of Reorganization, which became effective on September 18, 1992, relating to the Company's bankruptcy proceedings pursuant to voluntary petitions filed by the Company's predecessor under Chapter 11 of the United States Bankruptcy Code on October 18, 1991. Messrs. Anderson, Hewitt and Smith, directors of the Company, were also directors of the Company's predecessor that filed such petitions.

     Following the meeting of the Rexene Board of Directors held on March 19, 1997, Arthur L. Goeschel resigned as a Rexene director. The stated reason for the resignation was Mr. Goeschel's opposition to open market purchases pursuant to the first part of the Stock Repurchase Program, which Mr. Goeschel believes was implemented for the purpose of purchasing shares held by stockholders who would support the removal of Rexene's current directors at the Special Meeting. Mr. Goeschel also expressed his opposition to borrowing funds for the purpose of financing repurchases under the program because of his personal views regarding the dangers of leverage.

     The Company strongly disagrees with Mr. Goeschel's characterization of the Stock Repurchase Program and the motivations of the Rexene directors in authorizing the program. The Rexene Board authorized the Stock Repurchase Program as a result of the requests of many of the Company's stockholders as expressed to Rexene management and directors in recent months and because the Rexene directors feel that the program complements the Company's capital and improvement programs and will build stockholder value. At the time of Mr. Goeschel's resignation, the first part of the Stock Repurchase Program was to be implemented by purchases of up to $35 million and was to be conducted as an open market purchase program in accordance with rules and regulations promulgated by the SEC. The program was not to discriminate among stockholders and was to be open to all stockholders who desire to sell their shares at current market prices. In fact, the Stock Repurchase Program was to have the effect of reducing the number of affirmative votes that the Wyser-Pratte Group would need to obtain at the Special Meeting to be successful in removing Rexene's current directors. In addition, at current market prices, the program would have made Rexene a more attractive acquisition candidate for an acquiror intending to pay $16 per share. Further, as designed by the Board, the majority of repurchases pursuant to the program were to be made only if stockholders approve the Stock Repurchase Proposal at the Special Meeting and, accordingly, could not possibly have had any impact on the vote at the Special Meeting. The Company's financial advisors expressed to the Board their view that the financing of the program would not impact the financial condition of the Company, a view which Mr. Goeschel agreed with when discussed by the Board and its advisors. Such a view was based upon management's belief as to the future prospects of Rexene's business and the pro forma impact on the Company's financial coverage ratios of the bank borrowings and issuance of Preferred Stock necessary to finance the Stock Repurchase Program.

     During 1996, the Board of Directors held 16 meetings. The Board of Directors has an Executive Committee. When the Board is not in session, the Executive Committee may, to the extent permitted by law, exercise the powers of the Board of Directors in the management of the business and affairs of the Company.
The Executive Committee of the Board of Directors is composed of Lavon N. Anderson, William B. Hewitt and Andrew J. Smith. During 1996, the Executive Committee held no meetings.

     The Company has standing audit, compensation and nominating committees of the Board of Directors. The Management Development and Compensation Committee (the "Compensation Committee"), which held 8 meetings during 1996, is composed of William B. Hewitt (Chairman), Harry
B. Bartley, Jr., R. James Comeaux and Charles E. O'Connell. The Compensation Committee exercises the powers of the Board of Directors in connection with all matters relating to compensation of executive officers, employee benefit plans and the administration of Rexene's stock option programs.

     The Audit Committee, which held 2 meetings in 1996, is composed of Ilan Kaufthal (Chairman), Harry B. Bartley, Jr. and James R. Ball. The Audit Committee's primary responsibilities are to (i) recommend Rexene's independent auditors to the Board of Directors, (ii) review with Rexene's auditors the plan and scope of the auditors' annual audit, the results thereof and the auditors' fees, (iii) review internal audit procedures and periodically meet with Rexene's internal auditors to review the results of such procedures, (iv) review Rexene's financial statements and (v) take such other action as they deem appropriate as to the accuracy and completeness of financial records of Rexene and financial information gathering, reporting policies and procedures of Rexene.

     The function of the Nominating Committee is to recommend nominees for election as directors at the annual meeting of stockholders and to recommend the candidates for election to fill vacancies on the Board as they occur. The Board of Directors considers and takes action upon the recommendations of the Nominating Committee. Although this committee has no formal policy on the subject, the Board of Directors believes that any nominee recommended by a stockholder in writing to the Secretary of the Company with complete biographical data regarding the nominee would be considered by the Nominating Committee. The Nominating Committee, which held two meetings in 1996, is composed of R. James Comeaux, Ilan Kaufthal and Andrew J. Smith.

CERTAIN TRANSACTIONS

     A son of Andrew J. Smith, the Chief Executive Officer and a director of the Company, became a Vice President of Orion Pacific, Inc. ("Orion") in 1990 and was a shareholder of Orion between 1993 and 1994. In August 1993, the son of Mr. Smith resigned as an officer and employee of Orion. Pursuant to contractual arrangements originated in 1988, (i) the Company sells to Orion certain discarded byproducts which Orion extracts from Company landfills and (ii) Orion packages and processes a portion of the REXtac APAO manufactured by the Company at its plant in Odessa, Texas. During the year ended December 31, 1996, the Company sold approximately $36,000 of such by-products to Orion in the ordinary course of business. For the same period, the Company purchased approximately $1.3 million of APAO processing and packaging services and miscellaneous materials from Orion. The Company also has agreed to pay Orion an additional $250,000 per plant for each APAO plant utilizing the technology which the Company builds or licenses outside the United States (excluding a former joint venture plant in Japan). The Company currently licenses this technology to Orion so that Orion can continue providing these services to the Company.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain summary information concerning the compensation paid or awarded to the Chief Executive Officer of the Company and the four other highest paid executive officers of the Company in 1996 (the "named executive officers") for the years indicated.

                                                          ANNUAL COMPENSATION
                                                    --------------------------------
                                                                           OPTIONS
                                                                           (NUMBER      ALL OTHER
        NAME AND PRINCIPAL POSITION          YEAR    SALARY     BONUS     OF SHARES)   COMPENSATION
        ---------------------------          ----   --------   --------   ----------   ------------
Andrew J. Smith............................  1996   $452,088   $357,186     80,000       $ 6,300(1)
  Chief Executive Officer and                1995    431,671    469,808         --         7,176
  Chairman of the Board                      1994    367,502    380,000     70,000         4,902
Lavon N. Anderson, President and...........  1996   $297,000   $ 70,000         --       $ 8,568(2)
  Chief Operating Officer                    1995    297,000    248,054         --        10,888
                                             1994    292,000    297,000     40,000         6,273
Jack E. Knott, Executive Vice..............  1996   $241,267   $160,162     40,000       $ 3,106(3)
  President and President of                 1995    221,675    203,338         --         3,542
  Rexene Products Company                    1994    217,921    176,000     38,000         3,209
  ("Rexene Products"), a division of the
     Company
Jonathan R. Wheeler, Executive.............  1996   $225,845   $138,914     40,000       $ 3,573(4)
  Vice President and President               1995    206,675    190,630         --         3,548
  of Consolidated                            1994    200,838    164,000     32,000         2,703
  Thermoplastics Company ("CT Film"), a
     division of the Company
James M. Ruberto, Executive Vice...........  1996   $220,008   $ 87,727     20,000       $ 4,427(5)
  President -- Administration                1995    220,008    165,270         --         3,579
                                             1994    217,921    176,000     38,000         3,762

---------------

(1) Consists of Company contributions to employee benefit plans (and related cash supplements) of $2,250, $4,584 and $2,310 in 1996, 1995 and 1994,
    respectively, and imputed income for life insurance of $4,050, $2,592 and $2,592 for 1996, 1995 and 1994, respectively.

(2) Consists of Company contributions to employee benefit plans (and related cash supplements) of $2,250, $4,570 and $2,223 in 1996, 1995 and 1994,
    respectively, and imputed income for life insurance of $6,318, $6,318 and $4,050 in 1996, 1995 and 1994, respectively.

(3) Consists of Company contributions to employee benefit plans (and related cash supplements) of $2,225, $2,744 and $2,426 in 1996, 1995 and 1994,
    respectively, and imputed income for life insurance of $881, $798 and $783 in 1996, 1995 and 1994, respectively.

(4) Consists of Company contributions to employee benefit plans (and related cash supplements) of $2,175, $2,812 and $1,988 in 1996, 1995 and 1994,
    respectively, and imputed income for life insurance of $1,398, $736 and $715 in 1996, 1995 and 1994, respectively.

(5) Consists of Company contributions to employee benefit plans (and related cash supplements) of $2,175, $2,218 and $2,426 in 1996, 1995 and 1994,
    respectively, and imputed income for life insurance of $2,252, $1,361 and $1,336 in 1996, 1995 and 1994, respectively.

OPTION GRANTS, EXERCISES AND HOLDINGS

     The following table sets forth certain information with respect to options to purchase Common Stock granted during the year ended December 31, 1996 to the named executive officers.

                                                                                           POTENTIAL REALIZABLE
                                                                                             VALUE AT ASSUMED
                                                                                               ANNUAL RATES
                                                                                              OF STOCK PRICE
                                                                                               APPRECIATION
                                                    INDIVIDUAL GRANTS                         FOR OPTION TERM
                                  ------------------------------------------------------   ---------------------
                                     NUMBER OF
                                    SECURITIES
                                    UNDERLYING      % OF TOTAL
                                      OPTIONS        OPTIONS      EXERCISE
                                      GRANTED       GRANTED TO       OR
                                    (NUMBER OF      EMPLOYEES    BASE PRICE   EXPIRATION
              NAME                  SHARES)(1)       IN 1996     ($/SH)(2)       DATE      5%($)(3)   10%($)(4)
              ----                ---------------   ----------   ----------   ----------   --------   ----------
Andrew J. Smith.................      80,000          16.34%       $10.79      8/01/06     $544,000   $1,372,800
Jack E. Knott...................      40,000           8.17%        10.79      8/01/06      272,000      686,400
Jonathan R. Wheeler.............      40,000           8.17%        10.79      8/01/06      272,000      686,400
James M. Ruberto................      20,000           4.08%        10.79      8/01/06      136,000      343,200

---------------

(1) Options represent the right to purchase shares of Common Stock at a fixed price per share. Fifty percent (50%) of the options become exercisable when the market value of the Common Stock first reaches $16.185 per share, and the balance of such options become exercisable when the market value of the Common Stock first reaches $21.58 per share. In any event, all of the options become exercisable on August 1, 2004 or upon the death, disability or retirement of an optionee or upon a change of control of the Company.

(2) Based on the average trading price on the New York Stock Exchange of the Common Stock for the preceding twenty trading days.

(3) Represents an assumed market price per share of Common Stock of $17.59.

(4) Represents an assumed market price per share of Common Stock of $27.95.

     No named executive officer exercised options to purchase Common Stock in 1996. The following table sets forth certain information with respect to the unexercised options to purchase Common Stock held at December 31, 1996 by each of the Company's named executive officers.

                                                   NUMBER OF UNEXERCISED   VALUE OF UNEXERCISED
                                                    OPTIONS AT 12/31/96        IN-THE-MONEY
                                                         (SHARES)          OPTIONS AT 12/31/96
                                                   ---------------------   --------------------
                                                       EXERCISABLE/            EXERCISABLE/
                      NAME                             UNEXERCISABLE          UNEXERCISABLE
                      ----                         ---------------------   --------------------
Andrew J. Smith..................................     68,666/103,334         389,533/309,342
Lavon N. Anderson................................      45,916/13,334          313,668/66,103
Jack E. Knott....................................      37,333/52,667         241,320/172,890
Jonathan R. Wheeler..............................      33,333/50,667         214,877/159,673
James M. Ruberto.................................      37,333/32,667         241,320/116,190

RETIREMENT PLANS

     The Company has a trusteed non-contributory defined benefit pension plan (the "Retirement Plan") for substantially all non-union employees. The normal retirement age of participants is 65. An employee is entitled, subject to various Internal Revenue Code limitations, to annual pension benefits equal to 0.9% of the employee's average annual base salary during the highest paid three consecutive years of the employee's final ten calendar years of service ("Final Average Pay") multiplied by years of service under the Retirement Plan, plus 0.5% of the employee's Final Average Pay which exceeds an average, computed under Internal Revenue

Service rules, of the employee's wages taken into account for social security purposes, multiplied by the number of years of the employee's participation in the Retirement Plan (up to a maximum of 35 years).

     In October 1994, the Company adopted the Rexene Corporation Supplemental Executive Retirement Plan (the "SERP"), which was amended in 1996. The purposes of the SERP are to provide supplemental retirement and survivor benefits, in addition to amounts payable under the Retirement Plan, for a certain select group of management or highly compensated employees who complete a specified period of service and otherwise become eligible under the SERP. The Company intends to fund the SERP from time to time at the discretion of the Management Development and Compensation Committee or the Board of Directors; the general assets of the Company are the source of funds for the SERP. Participants of SERP are entitled on or after age 60 and completion of 15 years of service from and after the later to occur of January 1, 1988 and their employment commencement date to receive monthly pension benefits which, when aggregated with benefits payable under the Retirement Plan, equal 65% of the monthly average of Final Average Pay multiplied by the participant's percentage of vesting and credited service under SERP. Generally, participants vest 20% for each of the first five years of service, commencing October 1, 1994. Upon a change in control of Rexene (which will occur if the Wyser Pratte Nominees are elected at the Special Meeting), each participant will be credited with full vesting and credited service under the SERP. Such pension benefits will be paid to the extent allowable under the Internal Revenue Code from the Retirement Plan and thereafter from the SERP. Pension payments to be received by Dr. Anderson under the SERP will be further reduced by any monthly pension benefits received under a predecessor company retirement plan, but he will be totally vested and given full service credit if he elects early retirement after August 1997. In addition, benefits payable to participants in the SERP who have less than 15 years of service will be reduced at the rate of 6 2/3% per year. If a participant elects to retire prior to age 60, he is eligible to receive benefits upon reaching age 55 and in such event his benefits under the SERP may be reduced in an amount not to exceed 10% for each year of early retirement. Under the SERP, pension payments will be permitted in excess of the limit imposed by the Internal Revenue Code under the Retirement Plan, which in 1996 provides that the highest annual salary on which benefits can be calculated is $150,000. Messrs. Smith, Anderson, Knott, Wheeler and Ruberto and two other executive officers are the only current participants in the SERP.

     The following table illustrates the amount of combined annual pension benefits payable under the Retirement Plan and the SERP to participants in specified average annual earnings and years of service classifications. Benefit payments under the Retirement Plan are not subject to any reduction for social security benefits or other offset amounts. Although the amounts set forth below include benefits payable under the SERP assuming participant vesting of 100%, all of the current participants in the SERP except one is only currently vested to the extent of 40% of his accrued benefits in such plan.

                                                    ANNUAL BENEFITS FOR YEARS OF SERVICE
                                          --------------------------------------------------------
           FINAL AVERAGE PAY                 5           10          15          20          25
           -----------------              --------    --------    --------    --------    --------
$100,000................................  $ 21,665    $ 43,336    $ 65,000    $ 65,000    $ 65,000
$150,000................................    32,497      65,003      97,500      97,500      97,500
$200,000................................    43,329      86,671     130,000     130,000     130,000
$300,000................................    64,994     130,007     195,000     195,000     195,000
$400,000................................    86,658     173,342     260,000     260,000     260,000
$500,000................................   108,323     216,678     325,000     325,000     325,000

     For purposes of calculation of benefits under the Retirement Plan, only years of service since 1984 count in the benefits formula. As of December 31, 1996, the named executive officers had the following credited years of service under the Retirement Plan: Mr. Smith -- thirteen years; Dr. Anderson -- thirteen years; Mr. Knott -- eleven years; Mr. Wheeler -- eight years and Mr.
Ruberto -- seven years. For purposes of calculation of benefits under SERP, the years of credited service for each of the named executive officers as of December 31, 1996 were as follows: Mr. Smith -- nine years; Dr. Anderson -- nine years; Mr. Knott -- nine years; Mr. Wheeler -- eight years and Mr.
Ruberto -- seven years.

EXECUTIVE SECURITY PLAN

     The beneficiaries of two executive officers of the Company, Dr. Anderson and Mr. Knott, are entitled to receive under the Executive Security Plan of the Company (the "Security Plan") death benefits equal to lump sum of $300,000 in the event of the death of Dr. Anderson or Mr. Knott while employed by the Company. The Company purchases life insurance covering such benefits. At the present time, it is not expected that any additional executive officers will be selected for participation in the Security Plan.

COMPENSATION OF DIRECTORS

     In 1996, each director who is not an employee of the Company received a fee of $1,000 for each meeting of the Board attended, $1,000 for each committee meeting attended which was not held on the same day as a Board meeting and an annual fee of $10,000 payable in quarterly installments. In addition, on April 30, 1996, each director who is not an employee of the Company received options to purchase an aggregate of 2,000 shares of Common Stock under the Company's 1995 Stock Option Plan for Outside Directors. Such 1996 options are exercisable at $3.22 per share, equal to the average of the fair market value per share of Common Stock for the last 20 trading days immediately preceding April 30, 1996, less $10.00. The Company also reimburses directors for travel, lodging and related expenses they may incur in attending Board and committee meetings.

STOCK OPTION PLANS

     Certain executive officers of the Company have been granted options to purchase shares of Common Stock pursuant to the terms of the Rexene Corporation 1994 Long-Term Incentive Plan (the "1994 Incentive Plan"). Pursuant to the terms of the 1994 Incentive Plan, the Compensation Committee of the Board may, in its sole discretion, in connection with a Change of Control (as defined in the 1994 Incentive Plan), (i) accelerate the time at which such options may be exercised so that such options may be exercised in full for a limited period of time on or before a specified date, (ii) require the mandatory surrender to the Company of some or all of such options (whether or not such options are then exercisable under the 1994 Incentive Plan) in exchange for an amount of cash per share of Common Stock subject to such options equal to the excess, if any, of the Change of Control Value (as defined in the 1994 Incentive Plan) of the Common Stock over the per share exercise price(s) under such options for such shares, (iii) make such adjustments to such options as it deems appropriate to reflect such Change of Control or (iv) provide that, after the Change of Control, upon any exercise of an option the holder shall be entitled to purchase under such option the number of shares of stock or other securities to which the holder would have been entitled pursuant to the terms of the transaction constituting the Change of Control if, immediately prior to such transaction, the holder had been the holder of the number of shares of Common Stock then covered by such option. Election of the Wyser-Pratte Nominees at the Special Meeting would constitute a Change of Control under the 1994 Incentive Plan.

     Certain executive officers of the Company have been granted options to purchase shares of Common Stock pursuant to the terms of the Rexene Corporation 1993 Non-Qualified Stock Option Plan (the "1993 Non-Qualified Option Plan"). Pursuant to the terms of the 1993 Non-Qualified Option Plan, if the employment with the Company or any of its subsidiaries of a holder of such options is terminated without cause after a Change of Control (as defined in the 1993 Non-Qualified Option Plan), or if such holder voluntarily resigns his or her employment with the Company or any of its subsidiaries after such a Change of Control because as a condition to such employment such holder would be required to relocate outside the continental United States or within the continental United States without assistance equal to that provided under Rexene's standard relocation policy or accept a reduction in base salary, then such holder's options shall become fully exercisable. Election of the Wyser-Pratte Nominees at the Special Meeting would constitute a Change of Control under the 1993 Non-Qualified Option Plan.

TERMINATION AGREEMENTS

     Mr. Smith, Lavon N. Anderson, President and Chief Operating Officer and a director of the Company, Geff F. Perera, Executive Vice President and Chief Financial Officer of the Company, Jack E. Knott,

Executive Vice President of the Company and President of Rexene Products and a director of the Company, James M. Ruberto, Executive Vice
President -- Administration of the Company, Jonathan R. Wheeler, Executive Vice President of the Company and President of CT Film, a division of the Company, and Bernard J. McNamee, Executive Vice President, Secretary and General Counsel of the Company, are each parties to termination agreements entered into in 1996. Each termination agreement provides that in the event the employee is terminated without cause (as defined in the agreement) within three years after a change in control (as defined in the agreement) of Rexene or if the employee voluntarily resigns his employment with Rexene because as a condition to continued employment with Rexene such employee is required to relocate outside the continental United States or within the continental United States without assistance equal to that provided under Rexene's standard relocation policy, accept a reduction in base salary or accept a position of lesser responsibility, Rexene is obligated to pay the employee within ten business days after the effective date of such termination, a lump sum cash severance equal to three times his then current annual base salary less $1.00. Additionally, in the event such employee voluntarily resigns because he is required to locate within the continental United States after a change in control even though he is offered assistance equal to that provided under the Company's standard location policy, such employee is entitled to receive a lump sum cash severance amount equal to 18 months of such employee's then current base salary. Election of the Wyser-Pratte Nominees at the Special Meeting would constitute a change in control under the termination agreements.

                           OWNERSHIP OF COMMON STOCK

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth as of March 14, 1997, information with respect to each person who was known by the Company (based upon a review of schedules and reports filed with the SEC) to be the beneficial owner of more than 5% of the Common Stock.

                                               COMMON STOCK
                                            BENEFICIALLY OWNED
                                          -----------------------
                                          NUMBER OF    PERCENT OF
  NAME AND ADDRESS OF BENEFICIAL OWNER     SHARES        CLASS
  ------------------------------------    ---------    ----------
Guy P. Wyser-Pratte and Spear, Leeds &
  Kellogg...............................  2,483,800(1)    13.2%
  c/o Guy P. Wyser-Pratte 63 Wall Street
  New York, NY 10005
David C. Swalm..........................  1,850,000(2)     9.8%
  11102 Hedwig Lane Houston, Texas 77024

---------------

(1) Based upon information reported in Amendment No. 2 to the Wyser-Pratte Group's Schedule 13D. According to Amendment No. 2, Wyser-Pratte has sole voting and investment power with respect to 1,369,700 shares of Common Stock beneficially owned by him and Spear Leeds has sole voting and investment power with respect to 1,114,100 shares of Common Stock beneficially owned by it. According to the Wyser-Pratte Proxy Statement, although Wyser-Pratte and Spear Leeds may be deemed a "group" within the meaning of Rule 13d-5 under the Exchange Act, each of Wyser-Pratte and Spear Leeds disclaims beneficial ownership of the shares of Common Stock owned by the other.

(2) Based upon information reported in Amendment No. 2 to Schedule 13D dated February 28, 1997 filed by Mr. Swalm with the SEC. Mr. Swalm has sole voting and investment power with respect to 350,000 shares of Common Stock he beneficially owns. Mr. Swalm has shared voting and investment power with respect to 1,500,000 shares he beneficially owns.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information with respect to the beneficial ownership of the Common Stock as of March 31, 1997 by each director of the Company, the executive officers of the Company and all current directors and executive officers as a group.

                                                                     COMMON STOCK
                                                                  BENEFICIALLY OWNED
                                                              --------------------------
                                                               NUMBER OF      PERCENT OF
                            NAME                              SHARES(1)(2)      CLASS
                            ----                              ------------    ----------
DIRECTORS
Lavon N. Anderson...........................................      54,383(3)     *
James R. Ball...............................................       2,000        *
Harry B. Bartley, Jr........................................       7,000        *
R. James Comeaux............................................       7,000        *
William B. Hewitt...........................................      29,000        *
Ilan Kaufthal...............................................      29,000        *
Jack E. Knott...............................................      47,333(4)     *
Charles E. O'Connell........................................       4,000        *
Richard C. Perry............................................     602,400(5)      3.2%
Andrew J. Smith.............................................     103,557        *
Stephen C. Swid.............................................     639,254         3.4%
EXECUTIVE OFFICERS (EXCLUDING ANY DIRECTOR NAMED ABOVE)
Bernard J. McNamee..........................................      37,000        *
Geff Perera.................................................      17,670        *
James M. Ruberto............................................      43,333        *
Jonathan R. Wheeler.........................................      38,500        *
All current directors and executive officers as a group (15
  persons)..................................................   1,661,430         8.8%

---------------

(*) Less than 1%

(1) All shares listed are directly held with sole voting and investment power unless otherwise indicated.

(2) Includes shares subject to stock options which are exercisable within 60 days by the following individuals and group in the following amounts: Dr. Anderson -- 52,583; Mr. Ball -- 2,000; Mr. Bartley -- 4,000; Mr.
    Comeaux -- 4,000; Mr. Hewitt -- 2,000; Mr. Kaufthal -- 29,000; Mr.
    Knott -- 43,333; Mr. McNamee -- 34,000; Mr. O'Connell -- 4,000; Mr.
    Perera -- 17,670; Mr. Ruberto -- 43,333; Mr. Smith -- 77,000; and Mr.
    Wheeler -- 38,000.

(3) Includes 100 shares owned by a corporation of which Dr. Anderson owns 50% of the outstanding stock and shares voting and investment power.

(4) Includes 3,000 shares held by Mr. Knott's spouse in a custodial capacity under the Uniform Gift to Minors Act.

(5) All shares are owned beneficially by Perry Corp., for the benefit of investor accounts managed and controlled by Perry Corp. As controlling stockholder of Perry Corp., Mr. Perry may be deemed a beneficial owner of all or a portion of such shares.

                    INFORMATION CONCERNING THE SOLICITATION

     The costs of this solicitation will be borne by the Company. In addition to solicitation by mail, directors, officers and regular employees of the Company may solicit proxies in person, by telephone, by telegram, by personal interview, by e-mail, or by telecopier, none of whom will receive additional compensation for such solicitations. The Company will request banks, brokerage houses and other custodians, nominees and fiduciaries to forward its solicitation materials to the beneficial owners of the shares of Common Stock they hold of record and obtain authorization for, and appropriate certification in connection with, the execution of Proxy Cards. The Company will reimburse these record holders for customary mailing expenses incurred by them in forwarding these materials. The Company also has retained D.F. King & Co., Inc. to assist the Company in connection with communications with stockholders and to provide other services in connection with the solicitation of proxies. The fee of D.F. King & Co., Inc.
is estimated to be $          plus reasonable out-of-pocket costs and expenses.
D.F. King & Co., Inc. will employ approximately 40 people in its efforts.

     Pursuant to a letter agreement, dated July 21, 1996 (the "SW Letter Agreement"), the Company has retained Schroder Wertheim to act as its financial advisor with respect to potential businesses combinations and other transactions involving the Company and third parties. Pursuant to the SW Letter Agreement, the Company has agreed to pay to Schroder Wertheim certain fees and expenses and to indemnify Schroder Wertheim against certain liabilities, including liabilities under the federal securities laws.

     The Company retained Smith Barney on January 15, 1997 to act as its financial advisor with respect to any solicitation or proxy contest seeking to remove some or all of the directors of the Company, including the solicitation by the Wyser-Pratte Group, as well as certain unsolicited offers or proposals, including transactions or recapitalizations involving the Company. Pursuant to the terms of Smith Barney's engagement, the Company has agreed to pay to Smith Barney in connection with such matters (i) a retainer/advisory fee of up to $500,000, (ii) an opinion fee of $250,000, payable upon delivery by Smith Barney to the Board of an opinion in connection with an unsolicited proposal or offer, strategic transaction or recapitalization, (iii) an additional fee of $500,000, payable upon the abandonment or withdrawal of an unsolicited proposal or offer, including the solicitation by the Wyser-Pratte Group, and (iv) a transaction fee (against which the fees specified in clauses (i) through (ii) above will be credited), payable upon consummation of a strategic transaction or recapitalization, equal to 1% of the transaction value (including liabilities assumed) of such strategic transaction or recapitalization.

     The Company has also agreed to reimburse Smith Barney upon request from time to time for travel and other out-of-pocket expenses incurred by Smith Barney in connection with its engagement, including fees and expenses of its legal counsel, and to indemnify Smith Barney and certain related parties against certain liabilities, including liabilities under the federal securities laws, arising out of Smith Barney's engagement. In the ordinary course of business, Smith Barney and its affiliates may actively trade the securities of the Company for their own account and for the account of customers and accordingly may, at any time, hold long or short positions in such securities.

     The total costs of this solicitation are expected to be approximately
$          . The total costs incurred through March 31, 1997 in connection with
this solicitation are approximately $          .

     Neither the Company nor, to the best of the Company's knowledge, any person acting on its behalf has retained any other person to make solicitations or recommendations to security holders on its behalf in connection with the solicitation of proxies.

                             STOCKHOLDER PROPOSALS

     In order to have been considered for inclusion in the Company's proxy materials for the 1997 Annual Meeting of Stockholders, stockholder proposals must have been received at the Company's principal executive offices in Dallas, Texas no later than November 22, 1996.

                                                                      APPENDIX A

                  INFORMATION CONCERNING CERTAIN PARTICIPANTS

     Under applicable resolutions of the SEC, each director and executive officer of the Company, as well as certain other employees and advisors of the Company, may be deemed to be "participants" in the Company's solicitation of proxies. Set forth below is certain information concerning such employees and advisors. For information concerning the directors and executive officers of the Company, see "Information Concerning the Board of Directors and Executive Officers" and "Ownership of Common Stock -- Security Ownership of Management."

     CONRAD L. BRINGSJORD, age 36, has served as a Managing Director of Smith Barney since 1994, as Co-Head of the Advisory Group of Smith Barney since 1995 and in various other capacities at Smith Barney since 1993. Before joining Smith Barney, Mr. Bringsjord was a Vice President in the Advisory Department at Morgan Stanley & Co. Incorporated from 1987 to 1993. Prior to joining Morgan Stanley & Co. Incorporated, Mr. Bringsjord was a senior accountant at Deloitte, Haskins & Sells. Mr. Bringsjord does not beneficially own any shares of Common Stock. Mr. Bringsjord's address is c/o Smith Barney Inc., 388 Greenwich Street, New York, New York 10013.

     JOHN E. CAPANO, age 28, has been an associate in Smith Barney's Advisory Group since 1996. Previously, Mr. Capano was an audit and tax analyst at American Home Products Corporation from 1991 to 1994. Mr. Capano does not beneficially own any shares of Common Stock. Mr. Capano's address is c/o Smith Barney Inc., 388 Greenwich Street, New York, New York 10013.

     NEIL J. DEVROY, age 49, has served as Vice President of Communications and Support Services of the Company since March 1995. From November 1990 to February 1995 Mr. Devroy served as Director of Communications and Public Affairs of the Company. Mr. Devroy beneficially owns 11,408 shares of Common Stock, which includes 10,408 shares which Mr. Devroy has the right to acquire within 60 days upon the exercise of options granted to him pursuant to the Company's stock option plans. Mr. Devroy's address is c/o Rexene Corporation, 5005 LBJ Freeway, Dallas, Texas 75244.

     THOMAS E. REINHART, age 42, has served as a Managing Director and head of Smith Barney's West Coast Financial Entrepreneurs Group since 1990. Prior thereto, Mr. Reinhart worked at Drexel Burnham Lambert. Mr. Reinhart does not beneficially own any shares of Common Stock. Mr. Reinhart's address is c/o Smith Barney Inc., 350 California Street, Suite 2100, San Francisco, California 94104.

     JAMES L. SHUMAN, age 30, has been a vice president of Schroder Wertheim since 1996 and was an associate at the firm prior to such date. Mr. Shuman does not beneficially own any shares of Common Stock. Mr. Shuman's address is c/o Schroder Wertheim & Co. Incorporated, 787 Seventh Avenue, New York, New York 10019.

     KENNETH SIEGEL, age 40, has been a Managing Director of Schroder Wertheim since 1991 and served in various other capacities at such firm prior to such date. Mr. Siegel does not beneficially own any shares of Common Stock. Mr. Siegel's address is c/o Schroder Wertheim & Co. Incorporated, 787 Seventh Avenue, New York, New York 10019.

     J. STUART WHITE, age 33, has been a vice president of Smith Barney since January 1997 and was an associate at the firm since 1993. From 1989 to 1993, Mr. White was an Assistant Vice President at Skopbank. Mr. White does not beneficially own any shares of Common Stock. Mr. White's address is c/o Smith Barney Inc., 388 Greenwich Street, New York, New York 10013.

--------------------------------------------------------------------------------

PRELIMINARY COPY               REXENE CORPORATION

          SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 30, 1997

                 THIS PROXY IS SOLICITED BY REXENE CORPORATION

   Each of the undersigned hereby constitutes and appoints Andrew J. Smith and Lavon N. Anderson, and each of them, with full power of substitution, the proxies of the undersigned to vote all of the outstanding Common Stock, par value $.01 per share (the "Common Stock"), of Rexene Corporation (the "Company") that the undersigned is entitled to vote if personally present at the Special Meeting of Stockholders of the Company to be held on April 30, 1997 (the "Special Meeting"), or at any adjournment or postponement of the Special Meeting, as follows on the following matters which are described in the Proxy Statement (the "Proxy Statement") of the Company, dated April , 1997, with all capitalized terms used herein without definition having the meaning set forth therein.

   The Board recommends that stockholders vote "AGAINST" Proposals 1, 3, 4, 5 and 6 and "FOR" Proposals 2 and 7.
1. Director Removal Resolution
         [ ] FOR               [ ] AGAINST               [ ] ABSTAIN

2. Election of Directors Resolution

     Election of Lavon N. Anderson, James R. Ball, Harry B. Bartley, Jr., R. James Comeaux, William B. Hewitt, Ilan Kaufthal, Jack E. Knott, Charles E. O'Connell, Richard C. Perry, Stephen C. Swid and Andrew J. Smith.

     [ ] FOR all nominees        [ ] WITHHOLD AUTHORITY for all nominees

     INSTRUCTION: To withhold authority to vote for the election of one or more of the persons nominated by the Board, mark FOR above and write the name(s) of the person(s) with respect to whom you wish to withhold authority to vote below:

     ---------------------------------------------------------------------------

3. Facilitating By-laws Resolutions
         [ ] FOR               [ ] AGAINST               [ ] ABSTAIN

4. Shareholder Rights Resolution
         [ ] FOR               [ ] AGAINST               [ ] ABSTAIN

5. Business Combination Statute Resolution
         [ ] FOR               [ ] AGAINST               [ ] ABSTAIN

6. Omnibus Resolution
         [ ] FOR               [ ] AGAINST               [ ] ABSTAIN

7. Stock Repurchase Proposal
         [ ] FOR               [ ] AGAINST               [ ] ABSTAIN

  PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED
                               ENVELOPE PROVIDED

                                                    [Proxy Continued On Reverse]

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

   The above-named proxies of the undersigned are authorized to initiate and vote for proposals to recess or adjourn the Special Meeting for any reason, including to allow inspectors to certify the outcome of the Proposals described above or to allow the solicitation of additional votes, if necessary, against Proposals 1, 3, 4, 5 and 6 and for Proposals 2 and 7 described above, to vote against proposals to recess or adjourn the Special Meeting, and to vote, in their discretion, upon such other matters as may properly come before the Special Meeting and any adjournment or postponement thereof.

   WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER MARKED HEREIN BY THE UNDERSIGNED. IF NO MARKING IS MADE AS TO ANY PROPOSAL OR ALL PROPOSALS, THIS PROXY WILL BE VOTED "AGAINST" PROPOSALS 1, 3, 4, 5 AND 6 AND "FOR" PROPOSALS 2 AND 7 DESCRIBED ABOVE. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE PROXY STATEMENT OF THE COMPANY DATED APRIL [ ], 1997, SOLICITING PROXIES FOR THE SPECIAL MEETING.

   ALL PREVIOUS PROXIES GIVEN BY THE UNDERSIGNED TO VOTE AT THE SPECIAL MEETING OR AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF ARE HEREBY REVOKED.

                                      Date  , 1997

                                      Signature

                                      Title

                                      Signature; if Held Jointly

                                      Please sign exactly as name appears
                                      hereon. When shares are held by joint
                                      tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, give full title as such. If a corporation, sign in full corporate name by President or other authorized officer. If a partnership, sign in partnership name by authorized person.

         PLEASE SIGN, DATE AND MAIL PROMPTLY IN THE ENCLOSED ENVELOPE.

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